                                                                   EXHIBIT 10.30


                              AGREEMENT OF LEASE

                           VANDERBILT HOLDINGS, LLC

                                   LANDLORD

                                      AND

                             DIGITAL ISLAND, INC.

                                                                  TENANT

       PREMISES:            Entire Sixth (6th) and Seventh (7th) Floors
                            470 Vanderbilt Avenue
                            Brooklyn, New York 11238

       DATED:               as of September, 2000
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                               Table of Contents

ARTICLE 1:     BASIC LEASE PROVISIONS; RENT............................   1
ARTICLE 2:     DEMISE, TERM, RENT......................................   3
ARTICLE 3:     USE AND OCCUPANCY.......................................   4
ARTICLE 4:     ALTERATIONS.............................................   6
ARTICLE 5:     CONDITION OF THE PREMISES; LANDLORD'S WORK..............   9
ARTICLE 6:     REPAIRS; FLOOR LOAD.....................................  10
ARTICLE 7:     REAL ESTATE TAXES AND OPERATING EXPENSES................  11
ARTICLE 8:     COMPLIANCE WITH LAWS....................................  15
ARTICLE 9:     SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES  17
ARTICLE 10:    SERVICES................................................  18
ARTICLE 11:    INSURANCE...............................................  25
ARTICLE 12:    DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE....  26
ARTICLE 13:    EMINENT DOMAIN..........................................  27
ARTICLE 14:    ASSIGNMENT AND SUBLETTING...............................  28
ARTICLE 15:    ACCESS TO PREMISES......................................  33
ARTICLE 16:    DEFAULT.................................................  34
ARTICLE 17:    REMEDIES AND DAMAGES....................................  35
ARTICLE 18:    FEES AND EXPENSES.......................................  37
ARTICLE 19:    NO REPRESENTATIONS BY LANDLORD..........................  37
ARTICLE 20:    END OF TERM.............................................  37
ARTICLE 21:    QUIET ENJOYMENT.........................................  38
ARTICLE 22:    NO WAIVER; NON-LIABILITY................................  38
ARTICLE 23:    WAIVER OF TRIAL BY JURY.................................  39
ARTICLE 24:    INABILITY TO PERFORM....................................  39
ARTICLE 25:    BILLS AND NOTICES.......................................  40
ARTICLE 26:    RULES AND REGULATIONS...................................  40
ARTICLE 27:    BROKER..................................................  40
ARTICLE 28:    INDEMNITY...............................................  41
ARTICLE 29:    RENEWAL OPTION..........................................  42
ARTICLE 30:    ARTICLE 30. SECURITY DEPOSIT............................  44
ARTICLE 31:    RIGHT OF FIRST REFUSAL..................................  46
ARTICLE 32:    ARBITRATION.............................................  48
ARTICLE 33:    MISCELLANEOUS...........................................  48

Exhibit A:   Floor Plans of the Premises
Exhibit B:   Definitions
Exhibit C:   Rules and Regulations
Exhibit D:   Approved Contractors
Exhibit E:   Landlord's Work
Exhibit F:   Reimbursable Infrastructure Costs
Exhibit G:   Floor Plans of the Equipment Space
Exhibit H:   Base Building Upgrades
Exhibit I:   Form of Letter of Credit
Exhibit J:   Floor Plan of the First Offer Space
Exhibit K:   Certificate of Occupancy
Exhibit L:   Description of the Initial Alterations
Exhibit M:   List of Environmental Reports

          AGREEMENT OF LEASE, dated as of September ___, 2000, between VANDERBILT HOLDINGS, LLC, a New York limited liability company with an address c/o Carlyle Realty, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004 ("Landlord"), and DIGITAL ISLAND, INC., a Delaware corporation with an address at 45 Fremont Street, 12th Floor, San Francisco, California 94105 ("Tenant").

                              W I T N E S S E T H:

          Landlord and Tenant hereby covenant and agree as follows:


     ARTICLE 1:     BASIC LEASE PROVISIONS; RENT

          Section 1.1 The following sets forth the basic terms of this Lease and, as applicable, constitutes the definition of those terms as used in this
Lease:

PREMISES The entire rentable area of the sixth (/6th/) and seventh (/7th/) floors of the Building, consisting of (i) the entire seventh (/7th/) floor, together with a portion of the sixth (/6th/) floor, substantially as shown on Exhibit A, containing a total of approximately 126,431 Rentable Square Feet of area ("Space A"), (ii) the balance of the sixth (/6th/) floor, substantially as shown on Exhibit A, containing approximately 53,117 Rentable Square Feet of area ("Space B"), and
                              (iii) the Equipment Space, as defined in Section 10.7, estimated to contain approximately 32,691 Rentable Square Feet of area. Space A, Space B and each portion of the Equipment Space are sometimes referred to individually as a "Space".

BUILDING The building known 470 Vanderbilt Avenue, Brooklyn, New York 11238, and all fixtures, equipment and other improvements and appurtenances now or hereafter constructed, located or placed therein or therein


DELIVERY DATE                 As to each Space, the date Landlord delivers
                              possession of such Space to Tenant broom clean and vacant and with Landlord's Initial Work (defined in Section 5.2(a)) therein Substantially
                              Completed. Subject to the provisions of Section
                              3.3, Landlord anticipates that the Delivery Date for (a) Space A and Space B will occur on or about
                              October 1, 2000, and (b) the Equipment Space will occur as provided in Section 10.7.

COMMENCEMENT DATE             The Delivery Date for Space A.

RENT COMMENCEMENT DATE        The latest to occur of (a) as to Space A: (i) the
                              day that is six (6) months following the Commencement Date, (ii) thirty (30) days after the date of Substantial Completion of Landlord's
                              Additional Work (defined in Section 5.2(a)) as to
                              Space A, or (iii) sixty (60) days after the date of Substantial Completion the Roof Work (defined in Exhibit E to this Lease); and (b) as to Space B
                              (i) the first (1st anniversary of the Delivery
                              Date for Space B, (ii) thirty (30) days after the date of Substantial Completion of Landlord's
                              Additional Work as to Space B, or (iii) sixty (60) days after the date of Substantial Completion of the Roof Work; and (c) as to the Equipment Space:
                              (i) the Rent Commencement Date as to Space A, or
                              (ii) ninety (90) days after the delivery of the applicable portion of the Equipment Space to Tenant.

EXPIRATION DATE               The last day of the month in which occurs the
                              twelfth anniversary of the Rent Commencement Date for Space B

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TERM                          The term of this Lease, which shall commence on
                              the Commencement Date and shall expire on the Expiration Date.

PERMITTED USES                The installation, operation, control and
                              maintenance of communications, interconnection, switching and transmission equipment and facilities in connection with Tenant's telecommunications business (including colocation of telecommunications equipment as permitted under
                              Section 14.1(b)), and as an electronic data center and internet media distribution center, and for executive and general offices ancillary to such uses, and for no other purpose.

PREMISES AREA                 179,548 Rentable Square Feet (i.e., the Rentable
                              Square Foot area of Space A and Space B), as the
                              Premises Area may be increased or decreased from time to time pursuant to this Lease. For purposes of this Lease, the area of the Equipment Space is not included in the Premises Area.

BASE RENT                     (i) With respect to Space A and Space B, at the
                              initial rate of Twenty and 75/100 Dollars ($20.75) per Rentable Square Foot of Premises Area per year, increasing on each anniversary of the Rent
                              Commencement Date for Space A by an amount equal to two and 25/100 percent (2.25%) of the Base Rent then payable for Space A and Space B, so that increases in Base Rent for Space A and Space B shall be cumulative, compounded at the rate of 2.25% per annum over the Term; and (ii) with respect to the Equipment Space, at the rate of Eighteen and 00/100 Dollars ($18.00) per Rentable
                              Square Foot of Equipment Space per year.

ADDITIONAL RENT               All sums other than Base Rent payable by Tenant to
                              Landlord under this Lease, including Tenant's Tax
                              Payment and Tenant's Operating Payment pursuant to
                              Article 7, late charges, overtime or excess service charges, and interest and other costs related to Tenant's failure to perform any of its obligations under this Lease.

TENANT'S SHARE                Nineteen and 45/100 percent (19.45%) for the
                              period from the Commencement Date through the day before the Delivery Date for Space B, and Twenty
                              Seven and 62/100 percent (27.62%) from the period from the Delivery Date for Space B through the Expiration Date. Tenant's Share has been computed by Landlord on the basis of the Recommended Method of Floor Measurement for Office Buildings promulgated by the Real Estate Board of New York,
                              Inc. as of January 1, 1987, with a 20% loss factor
                              (the "REBNY Standard"), the current standard employed by Landlord with respect to the calculation of the deemed Premises Area and Rentable Square Foot area of the Building. In the event that the Rentable Square Foot of the Building (outside the Premises) shall be increased or decreased (for example, as the result of the conversion of area currently deemed rentable area to equipment uses or other purposes, or vice versa), Tenant's Share shall be recalculated accordingly. The Equipment Space has not been and shall not be included in the calculation of Tenant's Share under this Lease.

RENT                          Base Rent and Additional Rent, collectively.


          All capitalized terms used in the text of this Lease without definition are defined in this Article 1 or in Exhibit B.

          Section 1.2 All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but in the event of any conflict or inconsistency between the provisions of this Lease and the Exhibits, the provisions of this Lease shall control. As used in this Lease: (a) the word "or" is not exclusive and the word "including" is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words "include", "includes", or "including" appear, they shall be deemed to be followed by the words "without limitation", (d) personal pronouns shall be deemed to include the other genders and the singular to include the plural, and (e) all Article and Section references shall, unless otherwise expressly stated, be deemed references to the Articles and Sections of this Lease. Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 A.M. Eastern Time on such stated commencement date and to end at 11:59 P.M. Eastern Time on such stated ending date. The captions used in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.

     ARTICLE 2.     DEMISE, TERM, RENT

          Section 2.1 Subject to the terms of this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term.

          Section 2.2 Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds to Landlord's account, as designated by Landlord, or by check drawn upon Wells Fargo Bank, N.A. or another bank reasonably satisfactory to Landlord: (a) Base Rent in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term (each, a "Payment Date"), commencing on the Rent Commencement Date for each of Space A and Space B, respectively, and (b) Additional Rent, at the times and in the manner set forth in this Lease.

          Section 2.3 Tenant shall (a) on execution and delivery of this Lease, pay to Landlord the sum of Three Hundred Fifty-Nine Thousand Five Hundred Four and 92/100 Dollars ($359,504.92) representing the first installment of Base Rent for the first (1st) full calendar month of the Term after the Rent Commencement Date for Space A, the first installment of Base Rent for Space B for the first full month of the Term after the Rent Commencement Date for Space B, and the first installment of Base Rent for the Equipment Space for the first full month of the Term after the Rent Commencement Date for the Equipment Space, (b) within ten (10) Business Days following the execution and delivery of this Lease, deposit the Security Deposit with Landlord as provided in Article 30, and (c) pay to Landlord the Reimbursable Infrastructure Costs (as defined in Exhibit F to this Lease), as follows: (i) on execution and delivery of this Lease, the sum of $95,000.00 to be applied to the Reimbursable Infrastructure Costs, (ii) sixty
(60) days after the Commencement Date, the sum of $130,000.00 to be applied to the Reimbursable Infrastructure Costs, and (iii) the balance of the Reimbursable Infrastructure Costs within thirty (30) days after the Substantial Completion of the infrastructure improvements and installations described in Exhibit F and receipt by Tenant of an invoice therefor together with reasonably detailed evidence of such costs. If the Rent Commencement Date for any Space is not the first day of a month, then on or before such Rent Commencement Date, Tenant shall pay Base Rent for the period from such Rent Commencement Date through the last day of the month in which such Rent Commencement Date occurs.

          Section 2.4 If Tenant shall fail to pay any installment or other payment of Rent when due, interest shall accrue on such installment or payment as a late charge, from the date such installment or payment became due until the date paid, at the Default Rate, and such interest shall be deemed Additional Rent as provided in Section 18.1.

          Section 2.5 Landlord and Tenant intend and agree that this Lease shall be a "net lease" and, except as otherwise provided in this Lease and except for those items that have been specifically excluded from the definitions of Taxes and Operating Expenses pursuant to Article 7, that all taxes, utilities, operating expenses and other costs, expenses and obligations of every kind and nature whatsoever with respect to the Premises and the use thereof arising during the Term shall be paid by Tenant, and Base Rent and all other sums payable hereunder shall be paid by Tenant without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, except as otherwise expressly provided in this Lease.

          Section 2.6 Notwithstanding anything to the contrary set forth in
Section 2.1, so long as no Event of Default shall then have occurred and be continuing, Tenant shall have no obligation to pay Base Rent, Tenant's Tax Payment and Tenant's Operating Payment on account of the period commencing on the Delivery Date for each Space and ending on the Rent Commencement Date for Space A. Nothing contained herein shall affect Tenant's obligation to make any other payment under this Lease during such period, specifically including the Temporary Power Fee. Commencing on the Rent Commencement Date for Space A, Tenant shall pay Tenant's Tax Payment and Tenant's Operating Payment with respect to all of Space A and Space B.

          Section 2.7 Landlord shall make available to Tenant, commencing on the date Landlord completes the resurfacing of the parking area as provided in Exhibit H to this Lease (a) two (2) parking spaces dedicated for Tenant's exclusive use in the parking facility (the "Parking Facility") serving the Building, and (b) the right to use additional parking spaces on a nonexclusive basis in common with Landlord and other tenants of the Building and their officers, employees, contractors, agents, customers and invitees. Landlord will provide such parking spaces (i) for the period commencing on the date Landlord makes such spaces available to Tenant and ending on the second (2nd) anniversary of the Rent Commencement Date for Space A, without additional charge, and (ii) following the second (2nd) anniversary of the Rent Commencement Date for Space A, at the then-current rate for parking charged by public parking lots located in the vicinity of the Building. Landlord shall limit access to the Parking Facility to Landlord and other tenants of the Building and their officers, employees, contractors, agents, customers and invitees through the use of a card -key or other security device .

     ARTICLE 3.     USE AND OCCUPANCY

          Section 3.1 Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or which in Landlord's reasonable judgment (taking into consideration the Permitted Use of the Premises and the general description of the Initial Alterations set forth in Exhibit L to this Lease) would materially and adversely affect (a) the functioning of the Building Systems, (b) the use and occupancy of any part of the Building by any other tenant or other occupant, or (c) the exterior appearance of the Building.

          Section 3.2 Tenant shall not use or permit the Premises or any part thereof to be used: (a) for the business of printing or other manufacturing of any kind, (b) as a retail branch of a bank or savings and loan association, or as a retail loan company, or as a retail stock broker's or dealer's office, (c) for the storage of merchandise, (d) for the distribution, by mailorder or otherwise, of merchandise, (e) as a restaurant or bar or for the sale of food or beverages, (f) as a news or cigar stand, (g) as an employment agency, labor union office, school, physician's or dentist's office, dance or music studio,
(h) as a barber shop or beauty salon, (i) for the sale, at retail or otherwise, of any goods or products, (j) by any Governmental Authority, any foreign government, the United Nations or any agency or department of any of the foregoing or any Person having sovereign or diplomatic immunity (provided that any such Persons may be Colocation Users (as defined in Section 14.1(b)), (k) for the rendition of medical, dental or other therapeutic or diagnostic services, or (1) for the conduct of an auction.

          Section 3.3 (a) Except as set forth in this Section 3.3, Landlord shall not be subject to any liability for failure to give possession of any Space to Tenant on any specific date, and the validity of this Lease shall not be impaired under such circumstances. If Landlord fails to deliver possession of any of the following Spaces in the condition required under this Lease on or before the following dates, which dates shall be extended by the number of days resulting from Tenant Delays, as defined in Exhibit B, (each such date, an "Outside Date"):

          (i) Space A, Space B, the Below-Grade Space, or the Basement Space, within ninety (90) days following the execution and delivery of this Lease; and

          (ii) the Roof Space, on or before January 31, 2001;

then as Tenant's sole and exclusive remedy for such delay (except as provided in Sections 3.3(b) and (c)), Tenant shall receive a credit against Base Rent payable under this Lease on account of such delay, equal to (A) the daily Base Rent payable hereunder with respect to the Space not delivered to Tenant multiplied by the number of days that Tenant is actually delayed in opening such Space for the conduct of its business therein, plus (B) all the actual, reasonable out-of-pocket costs and expenses incurred by Tenant for overtime labor or other premium construction costs incurred as the result of Landlord's failure to deliver such Space to Tenant on the applicable Outside Date, to the extent such costs and expenses would not have been incurred by Tenant absent such failure by Landlord; provided, however, that in no event shall the credit against Base Rent to which Tenant is entitled hereunder on account of such delay exceed an amount equal to the daily Base Rent payable hereunder with respect to the Space not delivered to Tenant multiplied by the number of days from the applicable Outside Date until the Delivery Date for such Space. In the event of any dispute as to whether or not Tenant has been delayed in opening the applicable Space for the conduct of its business, or as to the amount of costs and expenses for which Tenant is entitled to a credit against Base Rent hereunder, such dispute shall be submitted to arbitration pursuant to Article 32.

          (b) In the event that Landlord fails to deliver possession of any of the following Spaces to Tenant with the elements of Landlord's Work and/or infrastructure work described below Substantially Completed on or before the following dates, which dates shall be extended by the number of days resulting from Tenant Delays:

          (i) Space A and Space B, with Landlord's Initial Work Substantially Completed, within ninety (90) days following the execution and delivery of this Lease;

          (ii) Space A and Space B, with Landlord's Additional Work Substantially Completed, on or before March 31, 2001; and

          (iii) the Roof Space, with the Roof Work and the Roof Support System Substantially Completed, on or before March 31, 2001;

then Tenant, at its option, may elect to perform the then-incomplete portions of Landlord's Work and/or infrastructure work in or with respect to such Space (the "Incomplete Work"), provided that Tenant shall first notify Landlord specifying the Incomplete Work that Landlord has failed to timely perform, which notice shall indicate Tenant's election to perform the Incomplete Work at Landlord's expense. If Landlord shall, within thirty (30) days following receipt of Tenant's notice, fail to either (A) commence and thereafter diligently prosecute the Incomplete Work to Substantial Completion, or (B) provide reasonable evidence to Tenant demonstrating that Landlord's failure to complete the Incomplete Work was caused by Tenant Delay, Tenant may, following the expiration of such 30-day period, perform the Incomplete Work at Landlord's expense in accordance with the provisions of this Section 3.3(b). Landlord shall provide access to Tenant and otherwise cooperate with Tenant to effect the performance of the Incomplete Work. Upon Substantial Completion of the Incomplete Work (except with respect to Landlord's Additional Work), the Delivery Date for the applicable Space shall be deemed to have occurred. Landlord shall within thirty
(30) days after a written demand therefor accompanied by reasonably detailed documentation thereof, including paid invoices, lien waivers, and a written certification from Tenant's architect that the Incomplete Work for which reimbursement is requested has been completed, reimburse Tenant for Tenant's actual, reasonable out-of-pocket costs incurred in connection with such Incomplete Work plus ten percent (10%) of such costs.

          (c) Notwithstanding the foregoing, in the event that Landlord fails to deliver possession of any of the following Spaces to Tenant on or before the following dates, which dates shall be extended by the number of days resulting from Tenant Delays (each of such dates, a "Termination Date"):

          (i)   Space A or Space B, on or before December 31, 2000; and

          (ii)  the Roof Space, on or before June 30, 2001;

then provided Tenant shall not have elected to perform the Incomplete Work, Tenant shall have the right to terminate this Lease, by notice to Landlord given no earlier than the applicable Termination Date and no later than thirty (30) days following the applicable Termination Date, such termination to be effective thirty (30) days after the date such notice is given, and thereupon neither party shall have any liability to the other hereunder, except that Landlord shall return all prepaid Base Rent and Additional Rent, and the Security Deposit, deposited by Tenant hereunder. Notwithstanding anything to the contrary contained herein, if the Delivery Date for such Space shall occur at any time within thirty (30) days following Landlord's receipt of Tenant's termination notice, such termination shall be void and of no force and effect, and Tenant shall have no further right to terminate this Lease pursuant to this
Section 3.3.

          (d) The provisions of this Section 3.3 are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law or any successor Law, which shall be inapplicable hereto, and Tenant hereby waives any right to rescind this Lease which Tenant might otherwise have thereunder.

     ARTICLE 4.     ALTERATIONS

          Section 4.1 (a) Tenant shall not make any Alterations without Landlord's prior written consent (or deemed consent, if applicable) in each instance, which consent may be granted or denied in Landlord's sole discretion; provide , however, that Landlord shall not unreasonably withhold its consent to Alterations proposed to be made by Tenant that are consistent with the Permitted Use provided that such Alterations (i) are not Structural Alterations (defined below), (ii) are performed only by contractors approved in writing by Landlord as provided in Section 4.2(b), (iii) do not affect any components of the exterior of the Building (other than the Equipment Space), (iv) do not affect (outside of the Premises) the Building Systems or services in a manner which would adversely affect the provision of services to other Building tenants, and
(v) do not cost in excess of $500,000.00 for any single Alteration (other than the Initial Alterations). For purposes of this Lease, "Structural Alterations" mean Alterations that affect the structural elements of the Building, including the roof, foundations, and curtain wall, provided that Alterations made within the Roof Space will not be deemed Structural Alterations unless such Alterations materially and adversely affect the structural strength or integrity of the Roof Space or the Roof Support System.

          (b) Landlord acknowledges and agrees that the following shall not constitute Alterations for the purposes of this Article 4: (i) installation, relocation, removal or replacement of Tenant's Equipment and electrical wiring and cable located wholly within the Premises (or within the conduits installed by Tenant pursuant to Section 10.10), not permanently affixed to the Building, and removable without material damage to the Premises and the Building, and (ii) changing of wall or floor coverings, carpeting or paint.

          (c) Subject to the provisions of this Article 4, Tenant shall have the right to remove a limited number of existing windows in the Premises, and to replace such windows with louvers or opaque panels, or to construct internal improvements having the effect of blocking off such windows, subject in all cases to Landlord's review and approval of detailed plans and specifications showing Tenant's proposed methods, materials, and design. Landlord's consent and approval of such window-related work shall be granted or withheld (i) with respect to design or aesthetic considerations for matters visible from outside of the Building, in Landlord's sole and absolute judgment, and (ii) with respect to materials, methods, and other objective criteria, in Landlord's reasonable judgment.

          Section 4.2 (a) Prior to making any Alterations, Tenant shall (i) submit to Landlord, for Landlord's written approval, detailed plans and specifications therefor in form reasonably satisfactory to Landlord, (ii) if such Alterations require filing with or the consent of any Governmental Authority, then such plans and specifications shall (A) be prepared and certified by a registered architect or licensed engineer approved by Landlord in its reasonable judgment, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) at its expense, obtain all required permits, approvals and certificates, (iv) furnish to Landlord duplicate original policies or certificates of insurance evidencing worker's compensation coverage (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations), comprehensive general liability insurance (including property damage coverage), comprehensive form automobile liability insurance and Builder's Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may require, naming Landlord and its employees and agents, and any Superior Lessor and any Mortgagee as additional insureds, and (v) with respect to any Alteration costing more than $500,000.00 to complete, furnish to Landlord such evidence of Tenant's ability to complete and to fully and completely pay for such Alteration as is reasonably satisfactory to Landlord. All Alterations shall be performed by Tenant at Tenant's sole cost and expense (A) in a good and workmanlike manner using new materials of first class quality, (B) in compliance with all Laws, (C) in accordance with the plans and specifications previously approved by Landlord, and (D) in compliance with reasonable, non-discriminatory construction rules and regulations to be promulgated by Landlord reasonably promptly following the date hereof, which shall be reasonably satisfactory to Tenant and subject to the provisions of Article 26 (the "Construction Guidelines"). Tenant shall at its cost and expense obtain all required approvals, consents and permits from Governmental Authorities prior to, during and upon completion of any Alterations. Tenant shall promptly reimburse Landlord, as Additional Rent within ten (10) Business Days after demand, for all actual, reasonable out-of-pocket costs and expenses incurred by Landlord in connection with (I) Landlord's review of Tenant's plans and specifications, and (II) the provision of Building personnel during the performance of any Alterations required by any applicable trade union policy, to operate elevators or otherwise to facilitate Tenant's Alterations. The costs and expenses described in the preceding sentence shall not include the regular salaries and benefits of Landlord's employees at the Building, but shall include all overtime and other labor costs incurred by Landlord in connection with Tenant's Alterations which would not have been incurred by Landlord but for the performance of such Alterations. Landlord shall not charge a fee for and shall not be obligated to provide construction management, administrative or supervisory services with respect to any Tenant Alterations.

          (b) Landlord shall not unreasonably withhold its approval of the contractors proposed to be used by Tenant for Tenant's Alterations, provided that in the case of the mechanical, electrical, plumbing and fire safety trades, Tenant shall select its contractors and sub-contractors from Landlord's list of approved contractors, provided further that at the time of selection by Tenant such list includes at least three (3) contractors for each such trade, and Landlord shall not disapprove any contractor selected by Tenant that is on such list. Exhibit D to this Lease contains a list of contractors currently approved by Landlord for the performance of work in the Building, which list may be modified by Landlord from time to time, provided that Landlord may not, except for cause, remove any listed contractor from such list after such contractor has been retained by Tenant with respect to the work for which such contractor was obtained.

          (c) Landlord agrees to respond to any written request for approval of plans and specifications for any Alterations other than Structural Alterations within ten (10) Business Days after receipt by Landlord of reasonably complete and detailed architectural, structural, mechanical and engineering plans and specifications as required therefor (collectively, "Tenant's Plans"). In addition, Landlord agrees to respond to any resubmission of Tenant's Plans within five (5) Business Days after written resubmission, unless substantial revisions are required to Tenant's Plans, in which event Landlord shall respond to Tenant within ten (10) Business Days thereafter. In the event that Landlord disapproves all or any portion of Tenant's Plans, Landlord shall notify Tenant of the grounds for such disapproval with reasonable specificity. If Landlord fails to approve or disapprove Tenant's Plans on or before the end of the applicable review period set forth herein, then: (i) with respect to the Initial Alterations or any subsequent Alterations costing less than $250,000.00 each, Tenant's Plans or revisions thereto for which the Second Request is submitted shall be deemed to be approved by Landlord, and (ii) with respect to any Alterations made subsequent to the Initial Alterations costing more than $250,000.00 each, Tenant shall have the right to provide Landlord with a second written request for approval (a "Second Request"), which shall specifically identify Tenant's Plans or the portion thereof to which such request relates, and set forth in bold capital letters the following statement: "IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION OF THE ALTERATIONS IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND." In the event that Landlord fails to respond to a Second Request within five (5) Business Days after receipt by Landlord, Tenant's Plans or revisions thereto for which the Second Request is submitted shall be deemed to be approved by Landlord. In either such case, upon such deemed approval, Tenant shall be entitled to commence construction of the Alterations or portion thereof to which Tenant's Plans relate, provided that Tenant's Plans shall have been appropriately filed in accordance with applicable Laws, all permits and approvals required to be issued by any Governmental Authority shall have been duly issued, and Tenant shall otherwise have complied with all provisions of this Lease applicable to Alterations.

          (d) Without limitation of the provisions of Section 4.2 (c), if requested by Tenant, Landlord will grant conditional approval of preliminary plans, conceptual design drawings or written descriptions of Alterations proposed to be made by Tenant at any stage of the design process prior to the submission of final plans and specifications by Tenant, provided that Landlord shall retain the right to disapprove any such final plans and specifications if, subsequent to any such preliminary approval, material changes are made in the type or nature of the Alteration described in the plans, drawings or descriptions previously approved by Landlord, or additional work, equipment or materials are added which had not previously been considered and approved by Landlord in connection with such Alteration.

          (e) Upon completion of all Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with "as-built" plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord may accept in Landlord's reasonable discretion).

          Section 4.3 All Alterations shall become the property of Landlord upon the expiration or sooner termination of this Lease. Provided that no Event of Default shall than have occurred and be continuing, Tenant may remove Tenant's Property, Tenant's Equipment or any Alterations at any time during the Term, provided that Tenant shall repair and restore in a good and workmanlike manner any damage to the Premises and the Building caused by such removal. Landlord may condition its approval of any Designated Alterations (defined below) by requiring Tenant to agree in writing at the time of such approval that Tenant will remove such Alterations at the end of the Term as set forth in this Section
4.3. If Landlord does not specify at the time of its approval that an Alteration constitutes a Designated Alteration, Tenant shall have no obligation to remove such Alteration upon the expiration or sooner termination of this Lease. For purposes hereof, "Designated Alterations" means raised floors, Tenant's Equipment, kitchen facilities, vaults (other than Tenant's Power Vault, as defined in Exhibit F), internal stairways and other slab penetrations (other than slab penetrations for conduit and piping not in excess of four inches (4") in diameter). Designated Alterations shall not include standard office installations such as internal partitions and corridors, dropped ceilings and lighting, ordinary HVAC ductwork, and pantries not containing cooking equipment. On the Expiration Date or earlier termination of the Term (a) Tenant shall remove Tenant's Property from the Premises, and (b) unless Landlord notifies Tenant no later than one hundred eighty (180) days prior to the Expiration Date that any or all of the Designated Alterations shall not be removed from the Premises, Tenant shall remove the Designated Alterations from the Premises, at Tenant's sole cost and expense. Tenant shall repair and restore in a good and workmanlike manner (reasonable wear and tear excepted) any damage to the Premises and the Building caused by such removal of Tenant's Property and the Designated Alterations. Any of the Designated Alterations or Tenant's Property not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord's property or be removed from the Premises by Landlord, and Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after demand, for Landlord's reasonable, actual out-of-pocket costs incurred in connection with such removal. The provisions of this
Section 4.3 shall survive the Expiration Date or earlier termination of this Lease.

          Section 4.4 (a) If, because of any act or omission of Tenant or any Tenant Party, any mechanic's lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of the Premises, the Building or the Real Property, Tenant shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after the filing thereof, and Tenant shall indemnify Landlord as provided in Article 28 from all Losses resulting therefrom.

          (b) Notwithstanding anything to the contrary contained in this Lease, Landlord hereby waives any Landlord's lien it may hold or be entitled to, whether statutory, constitutional, contractual or otherwise, against Tenant's Property, including with respect to any inventory, equipment or other personal property owned or leased by Tenant and now or hereafter located at the Premises. Following Tenant's written request therefor, Landlord shall execute and deliver a commercially reasonable Landlord's consent and waiver with respect to such property; in no event shall such terms require Landlord to grant any rights in and to the Premises to any party other than Tenant and Tenant's lender, nor shall such terms limit Landlord's rights to enforce its rights and remedies under this Lease, including termination, in the event of an Event of Default hereunder. Nothing set forth in this Section 4.4 shall permit or entitle Tenant to mortgage, pledge, or encumber the Premises or any portion thereof, or otherwise subject the Premises to any lien or encumbrance, except for equipment financing, liens, leases and encumbrances and affecting only Tenant's Property.

          Section 4.5 Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection With any Alteration or otherwise, if in Landlord's reasonable judgment such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other tenants or occupants of the Building.

     ARTICLE 5.     CONDITION OF THE PREMISES; LANDLORD'S WORK

          Section 5.1 Tenant has examined the Premises and, subject to the Substantial Completion of Landlord's Initial Work as provided in Section 5.2(a), agrees to accept possession of each Space in their "as is" condition on the Delivery Date for such Space, and further agrees that, except for the performance of Landlord's Work (as defined in Exhibit E to this Lease), Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises for Tenant's occupancy. Except as otherwise specified in this Lease, the taking of possession of each Space by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, such Space were in good and satisfactory condition.

          Section 5.2 (a) The Delivery Date for each Space shall be deemed to have occurred when Landlord shall have Substantially Completed the work in and with respect to such Space described in Paragraphs 1 and 2 of Exhibit E ("Landlord's Initial Work"), at Landlord's sole cost and in accordance with applicable Laws, and shall have delivered possession of such Space to Tenant broom-clean and vacant. Landlord shall use commercially reasonable efforts to complete, in a good and workmanlike manner (i) Landlord's Initial Work by October 15, 2000, (ii) the item of Landlord's Work described in Paragraph 3 of Exhibit E ("Landlord's Additional Work") on or before the date that is four (4) months and fifteen (15) days after the Commencement Date, and (iii) the Roof Work on or before January 31, 2001.

          (b) At Tenant's option, exercisable by notice to Landlord given within seven (7) days following the execution and delivery of this Lease, Tenant may elect to remove any or all of the existing windows in the Premises and to install replacement windows, masonry or a metal panel system selected by Tenant and approved by Landlord in its reasonable judgment (such work, the "Window Replacement"). If Tenant incurs additional out-of-pocket costs in connection with the removal of such windows as the result of the presence of asbestos-containing materials therein, then upon Substantial Completion of the Window Replacement, Landlord shall reimburse Tenant for such additional out-of-pocket costs, but not to exceed the amount of $1,000 per window removed.

          Section 5.3 (a) Landlord acknowledges that Tenant intends to perform certain Alterations in order to prepare the Premises for Tenant's occupancy, a general description of which is set forth in Exhibit L (collectively, the "Initial Alterations"), which shall be satisfactory to Landlord (in accordance with Article 4), in compliance with applicable Laws, and shall include installation of the following: (i) a sprinkler system or other fire suppression system fully compatible with and connected to the Building life safety system, and (ii) noise suppression materials or equipment with respect to Tenant's Equipment (as defined in Section 10.7), as required under applicable Laws. Tenant may comply with its obligations pursuant to clause of the foregoing sentence by the installation of a two-stage FM 200 or similar fire suppression system, or the conversion of the existing sprinkler system serving the Premises, if any, to a dry pipe double-preaction system, if permitted under applicable Laws. Notwithstanding anything to the contrary set forth in this Lease, upon the expiration or sooner termination of this Lease, Tenant will not remove any fire suppression system connected to any of the life safety systems serving the Building. Subject to the Construction Guidelines, Tenant shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day, for the purpose of performing the Initial Alterations.

          (b) Tenant has agreed to renovate the core toilet rooms serving the sixth floor of the Building to comply with the ADA ("Tenant's Bathroom Work"), and provided that this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing, Landlord agrees to contribute toward the actual cost of labor and materials incurred by Tenant in connection with Tenant's Bathroom Work up to the sum of $50,000.00 ("Landlord's Contribution"). Any costs of Tenant's Bathroom Work in excess of Landlord's Contribution shall be paid by Tenant. Tenant shall not be entitled to receive any portion of Landlord's Contribution not actually expended by Tenant in the performance of Tenant's Bathroom Work, nor shall Tenant have any right to apply any unexpended portion of Landlord's Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant under this Lease. No part of Landlord's Contribution may be assigned by Tenant prior to actual payment thereof by Landlord to Tenant.

          (c) Landlord shall make payment to Tenant of the allocable portion of Landlord's Contribution within thirty (30) days after Tenant shall have Substantially Completed construction of Tenant's Bathroom Work, and shall have submitted to Landlord a certificate of Tenant's licensed architect stating that

Tenant's Bathroom Work has been completed, accompanied by (i) proof of the issuance of any required approvals, permits and sign-offs for Tenant's Bathroom Work by all appropriate Governmental Authorities, and (ii) final waivers of lien issued by Tenant's general contractor and principal subcontractors with respect to Tenant's Bathroom Work.

          Section 5.4 At Tenant's request, Landlord, at Tenant's cost and expense, shall join in any applications for any permits, approvals or certificates from any Governmental Authority required to be obtained by Tenant, and shall sign such applications reasonably promptly after request by Tenant and shall otherwise cooperate with Tenant in connection therewith, provided that (i) applicable Law requires that Landlord join in such application, and (ii) such application is made in connection with an Alteration approved (or deemed approved, if applicable) by Landlord, or if such approval is not required hereunder, such application is reasonably acceptable to Landlord, and (iii) Landlord shall not be obligated to incur any cost or expense, including attorneys' fees and disbursements, or suffer or incur any liability, in connection therewith, unless Tenant reimburses Landlord for such costs or expenses and agrees to indemnify Landlord for such liability.

     ARTICLE 6.     REPAIRS; FLOOR LOAD

          Section 6.1 Landlord shall maintain in good working order and condition and repair the Building Systems and the public portions of the Building, both exterior and interior, and the structural elements thereof, including the roof, foundation and curtain wall (all of the foregoing, "Landlord Repairs"). Tenant, at Tenant's expense, shall take good care of the Premises and the fixtures, systems, equipment and appurtenances therein, and make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Articles 11, 12 and 13. Notwithstanding the foregoing, but subject to the provisions of Section 11.2(a)), all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, arising from the negligence or willful misconduct of or Alterations made by Tenant or any Tenant Party, shall be repaired at Tenant's expense, (a) by Tenant to the reasonable satisfaction of Landlord, if the required repairs are non-structural, do not materially affect any Building System, may be performed entirely within the Premises (except for minor access to utility rooms and closets, vaults and risers), and do not adversely affect any portion of the Building outside the Premises, or (b) in all other instances, by Landlord. Tenant also shall repair all damage to the Building and the Premises caused by the making of any Alterations by Tenant or by the moving of Tenant's Property. All of such repairs shall be of quality or class equal to the original work or construction. If Tenant fails after fifteen (15) days notice to proceed with due diligence to make repairs required to be made by Tenant, Landlord may make such repairs at the expense of Tenant, and Tenant shall pay the costs and expenses thereof incurred by Landlord, with interest at the Default Rate, as Additional Rent within ten (10) days after rendition of a bill or statement therefor.

          Section 6.2 Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Tenant shall not move any heavy equipment into or out of the Building without Landlord's prior consent, which shall not be unreasonably withheld. If such heavy equipment requires special handling, Tenant shall employ only persons holding a Master Rigger's license to do such work.

          Section 6.3 (a) There shall be no allowance to Tenant for a diminution of rental value, no constructive eviction of Tenant and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's access to and use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever. Notwithstanding the foregoing, Landlord shall not make any alterations, additions or improvements to the Premises unless required to do so under applicable Laws or specifically provided for or required under this Lease.

          (b) In the event that Landlord fails to perform any Landlord Repairs after notice from Tenant as described below, subject to Unavoidable Delays, and if such failure materially and adversely affects Tenant's ability to use and occupy the Premises for the normal conduct of Tenant's business, then, Tenant, at its option (except if Landlord's failure is due to Unavoidable Delays), may elect to perform such Landlord Repairs, provided that Tenant shall first notify Landlord of the item of Landlord Repairs that Landlord has failed to timely perform, which notice shall indicate Tenant's election to perform such Landlord Repair at Landlord's expense. If Landlord shall, within thirty (30) days following receipt of Tenant's notice, fail to either (i) commence and thereafter diligently prosecute the necessary repair to completion, or (ii) provide reasonable evidence to Tenant demonstrating that Landlord's failure to repair was caused by an Unavoidable Delay, Tenant may, following the expiration of such thirty-day period, perform such repair at Landlord's expense in accordance with the provisions of this Lease. Landlord shall provide access to Tenant and otherwise cooperate with Tenant to effect all such work. Landlord shall within thirty (30) days after a written demand therefor accompanied by reasonably detailed documentation thereof, including paid invoices, lien waivers, and a written certification from Tenant's architect that the Landlord Repair for which reimbursement is requested has been completed, reimburse Tenant for Tenant's actual, reasonable out-of-pocket costs incurred in connection with such Landlord Repair.

          Section 6.4 Tenant shall not require, permit, suffer or allow the cleaning of any window in the Premises from the outside in violation of Section 202 of the New York Labor Law or any successor statute thereto, or of any other Law.

     ARTICLE 7.  REAL ESTATE TAXES AND OPERATING EXPENSES

          Section 7.1 The following terms shall have the meanings set forth below:

          (a) "Taxes" shall include the aggregate amount of (i) all real estate taxes, assessments (special or otherwise), sewer and water rents, rates and charges, business improvement district impositions, and any other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) any expenses (including attorneys' fees and disbursements and experts' and other witness' fees) incurred in contesting any of the foregoing or the Assessed Valuation (as defined in Section 7.1(b)) of all or any part of the Real Property, provided that such expenses shall be included in Taxes for any Tax Year only to the extent of the reduction in Taxes achieved thereby with respect to such Tax Year. If at any time after the date hereof the methods of taxation prevailing at the date hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of any Taxes there shall be assessed, levied or imposed
(A) a tax, assessment, levy, imposition or charge based on the rents received from the Real Property, whether or not wholly or partially as a capital levy or otherwise, (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (C) a license fee measured by the rents, or (D) any other tax, assessment, levy, imposition, charges or license fee however described or imposed relating to the Real Property or this Lease, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes. Notwithstanding the foregoing, Taxes shall not include franchise, gift, inheritance, estate, mortgage, recordation, stamp, sales, income or profit taxes imposed upon Landlord, any Superior Lessor or any Mortgagee by any Governmental Authority or any penalties or interest imposed for late payment of Taxes.

          (b) "Assessed Valuation" means the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

          (c) "Tax Year" means the period July 1 through June 30 (or such other period as may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

          (d) "Landlord's Statement" means an instrument or instruments stating either (i) the Taxes for any Tax Year, or (ii) the Operating Expenses for any Operating Year.

          (e) "Tenant's Projected Tax Payment" means Tenant's Tax Payment (as defined in Section 7.1(f)), made by Tenant for the prior Tax Year, plus an amount equal to Landlord's estimate of the amount of increase in Tenant's Tax Payment for the then current Tax Year, divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

          (f) "Tenant's Tax Payment" means Tenant's Share of the Taxes for any Tax Year.

          (g) "Operating Year" means each calendar year, all or any portion of which falls within the Term.

          (h) "Operating Expenses" shall include the aggregate of all costs and expenses (and taxes, if any, thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the operation, maintenance, repair, replacement, management and security of the Real Property and the Parking Facility, including insurance premiums, the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities, the cost of leasing and operating any Building management office on the Real Property, attorneys' fees and disbursements and auditing, management and other professional fees and expenses, and cleaning and janitorial services for common areas, but specifically excluding (i) Taxes, (ii) franchise or income taxes imposed upon Landlord, (iii) mortgage amortization, points and interest,
(iv) leasing commissions, (v) the cost of tenant improvements, installations and decorations incurred in connection with preparing Space for a new tenant, (vi) the cost of electricity supplied to the Premises which is paid for by Tenant pursuant to this Lease, (vii) administrative salaries, wages and benefits of Landlord's employees above the grade of Building manager, (viii) ground tent,
(ix) the cost of non-capital repairs or other work incurred by reason of fire, windstorm or other casualty, except those expenses not covered by insurance proceeds, (x) costs of Landlord's Work, Base Building Upgrade Work and infrastructure improvements, and the cost of repairing any defects in such work,
(xi) legal expenses other than those incurred for the general benefit of the Building's tenants, (xiii) costs incurred in selling, syndicating, financing, mortgaging, or hypothecating any of Landlord's interests in the Real Property;
(xiii) costs of environmental remediation, including asbestos abatement and/or encapsulation and the remediation of any soils, ground water or the removal of any pre-existing underground storage tanks from the Real Property; (xiv) fines and penalties assessed by a court or governmental agency; (xv) cost of sculptures, paintings or any other objects of fine art; (xvi) costs or expenses of services or supplies provided by Landlord or any person or entity affiliated with Landlord to the extent such costs or expenses are in excess of those that would be generally charged by non-affiliated parties in arms' length transaction; (xvii) the cost of any items for which Landlord is reimbursed directly by tenants or by insurance, warranties or other third parties; (xviii) expenses arising out of the sale, financing or refinancing of the Real Property or any portion thereof; (xix) management fees in excess of those customarily charged by independent management companies for similar buildings in the same geographic area of the Real Property, and (xx) the cost of capital improvements, alterations or expenditures, except for capital improvements which
(A) are required in order to comply with Laws enacted after the date of this Lease (including the cost of compliance with Laws enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date of this Lease), (B) result in reducing Operating Expenses (as, for example, a labor-saving improvement), but only to the extent of any such reduction during the Term, or (C) are required as the result of Tenant's particular use of the Premises. There shall be no duplication of costs for reimbursements in calculating Operating Expenses. The cost of such permitted capital improvements, amortized on a straight-line basis, with interest at the Base Rate plus two percent (2%) per annum, shall be added to Operating Expenses for each Operating Year during the Term from and after the date any such capital improvement is made. If the occupancy of the Building during any Operating Year is less than ninety-five percent (95%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for such Operating Year, to determine the amount of Operating Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied. For purposes of this Section 7.1(h), "variable components" shall include only those components of Operating Expenses that are directly affected by variations in occupancy levels.

          (i) "Tenant's Operating Payment" means Tenant's Share of the Operating Expenses payable for any Operating Year.

          (j) "Tenant's Projected Operating Payment" means Landlord's estimate of Tenant's Operating Payment for the then current Operating Year, divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

          Section 7.2 (a) Tenant shall pay Tenant's Tax Payment to Landlord with respect to each Tax Year during the Term. Tenant shall pay Tenant's Projected Tax Payment to Landlord on each Payment Date, based upon a written estimate from Landlord of Tenant's Projected Tax Payment for such Tax Year, and each such payment shall be credited toward Tenant's Tax Payment for such Tax Year. If, upon issuance of the tax bills for any

Tax Year, as indicated in a Landlord's Statement with respect to Taxes, payment of Tenant's Projected Tax Payment resulted in (i) an underpayment by Tenant, Tenant shall pay to Landlord the amount of the underpayment within thirty (30) days after notice from Landlord, or (ii) an overpayment by Tenant, Landlord shall apply a credit in the amount of the overpayment against future installments of Base Rent next coming due under this Lease, and if any such credit remains outstanding as of the Expiration Date, Landlord will pay the amount thereof to Tenant within thirty (30) days thereafter. Each of the parties' respective obligations hereunder in the case of overpayment or underpayment shall survive the expiration or earlier termination of this Lease.

          (b)  Tenant shall pay Tenant's Tax Payment as provided in this Section
7.2 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant's diplomatic or other tax exempt status or for any other reason whatsoever.

          (c) Only Landlord shall be eligible to institute Tax reduction or other proceedings to reduce the Assessed Valuation of the Real Property, and the filing of any Tax reduction or other proceedings by Tenant shall constitute a default under this Lease. If Landlord shall receive a refund or reduction of Taxes for any Tax Year, Landlord shall, within thirty (30) days after such refund is actually received or such credit is actually applied against Taxes then due and payable, either pay to Tenant, or, at Landlord's election, credit against future installments of Base Rent next coming due under this Lease, an amount equal to Tenant's Share of the refund or reduction, provided that such amount shall not exceed Tenant's Tax Payment paid for such Tax Year. In no event shall Landlord be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation.

          Section 7.3 (a) Tenant shall pay Tenant's Operating Payment to Landlord with respect to each Operating Year during the Term. Tenant shall pay Tenant's Projected Operating Payment to Landlord on each Payment Date, based upon a written estimate from Landlord of Tenant's Projected Operating Payment (an "Operating Estimate") for such Operating Year, and each such payment shall be credited toward Tenant's Operating Payment for such Operating Year. If Landlord shall provide or revise any Operating Estimate subsequent to the commencement of any Operating Year, then (i) until such Operating Estimate is given to Tenant, Tenant shall continue to pay Tenant's Projected Operating Payment in the amount payable by Tenant in respect of the last month of the preceding Operating Year, and (ii) on the first Payment Date after Landlord gives such Operating Estimate to Tenant, and for the balance of such Operating Year, Tenant shall pay Tenant's Projected Operating Payment to Landlord as shown on such Operating Estimate. Promptly after giving an Operating Estimate to Tenant or together therewith, Landlord shall give notice to Tenant stating whether, based upon such Operating Estimate, the installments of Tenant's Projected Operating Payment previously made for such Operating Year were greater or less than required in accordance with such Operating Estimate, and (A) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand, or (B) if there has been an overpayment, Landlord shall either refund to Tenant the amount thereof or, at Landlord's election, credit the amount thereof against subsequent installments of Base Rent next coming due under this Lease, and if any such credit remains outstanding as of the Expiration Date, Landlord will pay the amount thereof to Tenant within thirty
(30) days thereafter.

          (b) Within one hundred fifty (150) days after the end of each Operating Year, Landlord-shall furnish to Tenant a Landlord's Statement for such Operating Year. Each such year-end Landlord's Statement shall be accompanied by a computation of Operating Expenses for the Building prepared by Landlord's managing agent, from which Landlord shall make the computation of Tenant's Operating Payment. In making computations of Operating Expenses, the managing agent may rely on Landlord's reasonable estimates and allocations whenever said estimates and allocations are needed for purposes of this Article 7. If Landlord's Statement shall show that the sums paid by Tenant on account of Tenant's Projected Operating Payment exceeded the actual amount of Tenant's Operating Payment required to be paid by Tenant for such Operating Year, Landlord shall either refund to Tenant the amount of such excess or, at Landlord's election, credit the amount of such excess against subsequent installments of Base Rent under this Lease, and if any such credit remains outstanding as of the Expiration Date, Landlord will pay the amount thereof to Tenant within thirty (30) days thereafter, and if Landlord's Statement for any Operating Year shall show that the sums so paid by Tenant were less than Tenant's Operating Payment payable by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand.

          Section 7.4 (a) If the Rent Commencement Date for Space A or the Expiration Date shall occur on a date other than January 1 or December 31, respectively, any Additional Rent under this Article 7 for the year in which the Rent Commencement Date for Space A or Expiration Date shall occur shall be apportioned in that percentage which the number of days in the period from the Rent Commencement Date for Space A to December 31 or from January 1 to the Expiration Date, as the case may be, both inclusive, shall bear to the total number of days in such year. In the event of a termination of this Lease, any Additional Rent under this Article 7 shall be paid or adjusted within thirty
(30) days after submission of a Landlord's Statement. In no event shall Base Rent ever be reduced by operation of this Section 7.4, and the rights and obligations of Landlord and Tenant under the provisions of this Article 7 with respect to any Additional Rent shall survive the expiration or earlier termination of this Lease.

          (b) The computations of Additional Rent under this Article 7 are intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for costs and expenses paid by Landlord with respect to the Building.

          Section 7.5 (a) Landlord's failure to render a Landlord's Statement with respect to any Tax or Operating Year shall not prejudice Landlord's right to thereafter render a Landlord's Statement with respect thereto or with respect to any subsequent Tax or Operating Year, nor shall the rendering of a Landlord's Statement prejudice Landlord's right to thereafter render a corrected Landlord's Statement for that Tax or Operating Year. Nothing herein contained shall restrict Landlord from issuing a Landlord's Statement at any time there is an increase in Taxes or Operating Expenses during any Tax or Operating Year or any time thereafter. Notwithstanding the foregoing, in no event shall Landlord render a Landlord's Statement with respect to any Tax or Operating Year more than one hundred eighty (180) days after the end of such Tax or Operating Year, unless Landlord shall receive additional or different information with respect to the matters previously the subject of a Landlord's Statement, and then such revised Landlord's Statement shall be limited to such additional or different information.

          (b) Each Landlord's Statement (including any corrected Landlord's Statement) sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) within thirty (30) days after such Landlord's Statement is sent, pay to Landlord the amount set forth in such Landlord's Statement, without prejudice to Tenant's right to dispute the same, and (ii) within one hundred twenty (120) days after such Landlord's Statement is sent, send a written notice to Landlord objecting to such statement and stating that Tenant wishes to examine Landlord's books and records with respect to Operating Expenses for the Operating Year to which such Landlord's Statement relates. If Tenant sends such notice, Tenant may elect to have an authorized representative of Tenant examine and copy (at Tenant's expense), at Landlord's office or at such other location in the New York metropolitan area as Landlord may designate, such of Landlord's books and records as are relevant to the Landlord's Statement in question (the "Operating Records"), which shall include the books and records relating to Operating Expenses for the Operating Year immediately preceding the Operating Year in question, and the two Operating Years immediately prior thereto, but not with respect to any other prior Operating Years. Tenant agrees that neither it nor any Tenant Party shall (A) disclose to any third party any of the information obtained in connection with such review, or the substance of any admissions or stipulations by any party in connection therewith, or of any resulting reconciliation, compromise or settlement, nor (B) employ, in connection with any dispute under this Lease, any Person who is to be compensated, in whole or in part, on a contingency fee basis

          (c) In the event that Tenant, after having reasonable opportunity to examine the Operating Records (but in no event more than ninety (90) days after the date on which Tenant shall have commenced its examination of the Operating Records), continues to dispute Landlord's Statement, then Tenant may send a written notice ("Tenant's Statement") to Landlording in reasonable detail the basis for Tenant's disagreement and the amount of Tenant's specify Operating Payment Tenant claims is properly due to Landlord. If Tenant shall not give a Tenant's Statement within such ninety (90) day period, then Landlord's Statement shall be conclusive and binding upon Tenant and Tenant shall be deemed to have waived any further rights to pursue such dispute. If Tenant gives a Tenant's Statement, Landlord and Tenant shall attempt to resolve the matters in dispute as set forth therein, but if they are unable to do so within sixty (60) days following the delivery of Tenant's Statement, Landlord shall designate a Certified Public Accountant reasonably satisfactory to Tenant (the "Arbiter") who shall be a member of an independent certified public accounting firm having at least twenty (20) accounting professionals and shall have practiced as a certified public accountant for at least ten (10) years, who shall not have been employed by Landlord or its Affiliates within the preceding five (5) years, and whose determination made in accordance with this Section 7.5(c) shall be binding upon the parties, and any such determination so made in accordance herewith may be entered as a judgment in any court of competent jurisdiction. If Landlord fails to designate an Arbiter within one hundred twenty (120) days after the delivery of Tenant's Statement, Tenant shall have the right to suggest a Certified Public Accountant as the Arbiter, and if such Person is not reasonably acceptable to Landlord, either party may petition the American Arbitration Association or its successor (the "AAA") for the appointment of an Arbiter. Tenant shall pay the fees and expenses of the Arbiter, unless the Arbiter shall determine that Landlord overstated Tenant's Operating Payment by more than four percent (4%) for such Operating Year, as finally determined, in which case Landlord shall pay such fees and expenses, together with Tenant's actual out-of-pocket expenses incurred in its examination of the Operating Records. Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this
Section 7.5(c) shall not exceed the amount(s) as determined to be due in the first instance by Landlord's Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant's Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Notwithstanding the foregoing provisions of this Section 7.5(c), Tenant, pending the resolution of any contest pursuant to the terms hereof shall continue to pay all sums as determined to be due in the first instance by Landlord's Statement. Upon the resolution of such contest, suitable adjustment shall be made in accordance therewith within thirty (30) days of such resolution, and either (i) an appropriate credit (including interest at the Base Rate accruing on such overpayment from the date such overpayment was made, through and including the date such credit is applied) shall be granted by Landlord to Tenant against the next installments of Fixed Rent and Additional Rent due under this Lease (except that if such resolution occurs during the final year of the Term of this Lease, Landlord shall refund such amount to Tenant within thirty (30) days of such determination), or (ii) an appropriate payment (including interest at the Base Rate accruing on such underpayment from the respective dates such amounts were due until paid) shall be made by Tenant to Landlord. Landlord shall retain all records relating to Operating Expenses for a period of five (5) years after the end of the Operating Year to which such records relate.

     ARTICLE 8.  COMPLIANCE WITH LAWS

          Section 8.1 Tenant, at its sole expense, shall comply with all Laws applicable to the Premises or the use and occupancy thereof by Tenant, and make all repairs or Alterations required thereby, whether structural or nonstructural, ordinary or extraordinary, unless otherwise expressly provided herein; provided, however, that Tenant shall not be obligated to comply with any Law requiring any structural alteration to the Premises unless the application of such Law arises from (i) Tenant's particular manner of use or occupancy of the Premises, (ii) any cause or condition created by or on behalf of Tenant or any Tenant Party (including any Alterations), (iii) the breach of any of Tenant's obligations under this Lease, or (iv) any Hazardous Materials having been brought into the Building by any Tenant Party. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with Landlord's insurance policies, and shall not do or permit anything to be done in or upon the Premises, or use the Premises in a manner, or bring or keep anything therein, which shall increase the rates for casualty or liability insurance applicable to the Building (beyond those rates that would ordinarily be charged for a similarly situated and comparable building leased primarily to telecommunications tenants), unless Tenant agrees to pay for such increases. If, as a result of any negligence or willful misconduct by Tenant or any Tenant Party or by reason of Tenant's failure to comply with the provisions of this Article 8, the insurance rates for the Building shall be increased, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as Additional Rent hereunder, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such act, omission or failure by Tenant, and shall make such reimbursement within ten (10) days of demand by Landlord.

          Section 8.2 (a) Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building, and in the event that any Governmental Authority shall contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are being used in violation of such certificate of occupancy, Tenant shall, upon five (5) days' notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. Unless Tenant shall duly defer compliance with such notice, violation or order pursuant to Section 8.2(b), failure by Tenant to discontinue such use after such notice shall constitute an Event of Default under this Lease. A copy of the current certificate of occupancy for the Building is attached as Exhibit K to this Lease.

          (b) Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises or Tenant, of any notice, violation or order alleging that the Premises are being used in violation of the applicable certificate of occupancy, and may defer compliance with such notice, violation or order if permitted under applicable Laws, provided that: (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Real Property or any part thereof be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest; (ii) no unsafe or hazardous condition, relating to such contest, then exists in the Premises which remains unremedied, (iii) such non-compliance or contest shall not constitute or result in any default under any Superior Lease or Mortgage; (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required under applicable Laws in connection with the operation of the Building; and (v) Tenant shall keep Landlord advised as to the status of such proceedings, including any settlement thereof. Tenant agrees to indemnify, Landlord as provided in Article 28, from and against any Losses arising out of any such deferral of compliance or contest.

          (c) To the best of Landlord's knowledge: (i) the entire Building and all of the Real Property located south of a line parallel to and 100 feet south of the southerly line of Fulton Street are located in a zone designated as M1-1 under the Zoning Resolution of the City of New York (the "Zoning Resolution");
(ii) the portion of the Real Property located north of a line parallel to and 100 feet south of the southerly line of Fulton Street Fulton Street is located in a zone designated as R6 with a C2-2 overlay under the Zoning Resolution;
(iii) under the Zoning Resolution, telephone exchanges or other communications structures are classified as Use Group 6.D use; and (iv) Use Group 6.D uses are permitted in Ml-1 and C2-2 overlay zones.

          Section 8.3 (a) Tenant, at its expense, shall comply with all Environmental Laws and with any directive of any Governmental Authority which shall impose any violation, order or duty upon Landlord or Tenant under any Environmental Laws with respect to the Premises or the use or occupation thereof. Notwithstanding the foregoing, Tenant's obligations hereunder with respect to Hazardous Materials shall extend only to those matters directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Premises or in the Building which is caused or permitted by Tenant (it being understood that Tenant shall have no liability for Hazardous Materials located on the Premises that pre-exist the applicable Delivery Date), and (b) any Environmental Claim (defined below) relating in any way to Tenant's operation or use of the Premises or the Building. Landlord has no actual knowledge of the existence of any Hazardous Materials in the Premises except as disclosed in the Phase I environmental reports listed on Exhibit M to this Lease, and Tenant acknowledges that it has received and reviewed such reports. Without limitation of the foregoing, if at any time during the Term, Tenant uncovers any Hazardous Materials the presence of which would violate or require removal or remediation under any Environmental Laws, except for any of the foregoing that were properly encapsulated in accordance with Environmental Laws prior to being disturbed by Tenant, Landlord shall promptly remove and dispose of such Hazardous Materials, at Landlord's cost and expense (and the same shall not be included in Operating Expenses), provided that in the case of the Below-Grade Space, Landlord shall promptly remove and dispose of any Hazardous Materials uncovered by Tenant in the course of the Initial Alterations, irrespective of whether or not such Hazardous Materials might be deemed to have been properly encapsulated or would violate Environmental Laws, so long as such removal is reasonably necessary in order for Tenant to install its underground fuel tanks in the Below-Grade Space.

          (b) Notwithstanding the foregoing, Landlord and Tenant acknowledge that certain windows in the Premises may contain asbestos-containing materials. If Tenant does not elect to perform the Window Replacement as provided in
Section 5.2(b), and thereafter Tenant desires to remove and/or replace any windows in the Premises, then Tenant may elect, by notice to Landlord given no later than December 31, 2000, to either (i) receive reimbursement from Landlord in the amount of up to $1,000 per window for any additional out-of-pocket costs incurred by Tenant in connection with the removal of such windows as the result of the presence of asbestos-containing materials therein, provided that Tenant must perform such removal, and submit a request for payment to Landlord on or before June 30, 2001, or (ii) require Landlord to have such windows removed at Landlord's sole cost. If Tenant elects to have Landlord remove the windows, Landlord shall perform such removal in a good and workmanlike manner and shall consult with Tenant in good faith and use commercially reasonable efforts to coordinate the performance of such removal with the reasonable requirements of any window replacement program selected by Tenant and approved by Landlord.

          Section 8.4 Tenant shall provide Landlord with copies of all communications and related materials regarding the Premises which Tenant shall receive from or send to (a) any Governmental Authority relating in any way to any Environmental Laws, or (b) any Person with respect to any claim based upon any Environmental Laws or relating in any way to Hazardous Materials (any such claim, an "Environmental Claim"). Landlord or its agents may perform an environmental inspection of the Premises at any time during the Term, upon prior notice to Tenant except in an emergency.

     ARTICLE 9.  SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES

          Section 9.1 Subject to the provisions of Section 9.4, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord or any Superior Lessor or Mortgagee may reasonably request to evidence such subordination.

          Section 9.2 In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission. If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 9.2, such cure periods shall run concurrently, not consecutively.

          Section 9.3 If a Mortgagee or Superior Lessor shall succeed to the rights and obligations of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord's rights and obligations ("Successor Landlord") and upon Successor Landlord's written agreement to accept Tenant's attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant's landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not:

          (a) liable for any previous act or omission of Landlord under this Lease;

          (b) be subject to any offset which may previously have accrued to or be claimed by Tenant against Landlord, except for any offset which is expressly permitted under this Lease, and which accrued prior to the date of such attornment; or

          (c) be bound by any modification of this Lease entered into after the date of such Successor Landlord's Mortgage or Superior Lease, as applicable, not expressly provided for in this Lease, or by any previous prepayment of more than one month's Base Rent, unless such modification or prepayment shall have been expressly approved in writing by such Mortgagee or Superior Lessor.

          Section 9.4 (a) Without limitation of the provisions of Section 9.1, as a condition to Tenant's agreement hereunder to subordinate Tenant's interest in this Lease to any Mortgages or Superior Leases, Landlord shall deliver to Tenant for its execution and acknowledgment a Non-Disturbance Agreement from the holder of each Mortgage and Superior Lease, provided, however, that with respect to the Existing Superior Lease (defined below) only, that Tenant shall have the Minimum Net Worth (defined below) at the time such Non

Disturbance Agreement shall be entered into. A "Non-Disturbance Agreement" shall mean a commercially reasonable subordination, attornment and non-disturbance agreement duly executed and acknowledged by the holder of a Mortgage or a Superior Lease, as the case may be, in recordable form. If Landlord fails to deliver to Tenant a Non-Disturbance Agreement from the existing Mortgagee, if any, and the existing Superior Lessor, within thirty (30) days following the execution and delivery of this Lease, then Tenant shall have the right to terminate this Lease by notice to Landlord, such termination to be effective on the date which shall be thirty (30) days after the date such notice is given, upon which date this Lease shall come to an end and terminate, and neither party shall have any liability to the other hereunder, and Landlord shall return to Tenant the Security Deposit and any prepaid rent and other amounts deposited by Tenant hereunder. Notwithstanding anything to the contrary contained herein, if Landlord shall deliver such Non-Disturbance Agreement(s) to Tenant at any time within thirty (30) days following Landlord's receipt of such notice by Tenant, such termination shall be void and of no force and effect, and Tenant shall have no further right to terminate this Lease pursuant to this Section 9.4.

          (b) Tenant agrees to execute, acknowledge and deliver to Landlord any such Non-Disturbance Agreement promptly after delivery by Landlord or any Mortgagee or Superior Lessor. Landlord represents to Tenant that as of the date of this Lease (i) there are no Mortgages affecting the Building and the Real Property, and (ii) the Lease, dated as of February 2, 2000, between Greenpoint-Goldman Corp., as lessor, and Landlord, as lessee, as amended by Amendment to Lease, dated as of February 23, 2000, between Greenpoint-Goldman Corp. and Landlord (as so amended, and as hereafter amended, modified, supplemented, assigned, renewed or extended from time to time, the "Existing Superior Lease") is the only Superior Lease affecting the Building or the Real Property. For purposes of this Section 9.4, "Minimum Net Worth" means that Tenant shall have a net worth, calculated in accordance with generally accepted accounting principles consistently applied, of not less than Twenty-Five Million Dollars ($25,000,000), as certified by a certified public accountant reasonably satisfactory to Landlord.

          Section 9.5 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) days' prior notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Base Rent, (c) setting forth the date to which the Base Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the Security Deposit, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the signatory to which all notices and communications under this Lease shall be sent, the Commencement Date and the Expiration Date, and (h) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9-5 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of the Real Property or the Building, or of Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor.

     ARTICLE 10.  SERVICES

          Section 10.1 ELECTRICITY. (a) Tenant shall obtain electric power for use in the Premises and the Equipment Space directly from the public utility or other electricity provider furnishing electricity service to the Building from time to time (the "Electricity Provider"), and Tenant shall be solely responsible for the payment of all utility bills and charges in connection therewith, including all sales and other taxes and surcharges. Notwithstanding the foregoing, until such time as Tenant elects to assume, and the Electricity Provider is willing to assign or otherwise transfer to Tenant, the permanent power supply contract with respect to the Premises, Landlord shall pursue with commercially reasonable diligence the delivery of the permanent power supply to the Premises from the Electricity Provider. Tenant shall, within thirty (30) days of receipt of reasonably detailed invoices and receipts, reimburse Landlord for all actual, out-of-pocket expenses incurred by Landlord in connection with the procurement of the permanent power supply to the Premises, provided, however, that Landlord shall notify Tenant in advance of any anticipated expenses to be incurred by Landlord in connection with obtaining such permanent power supply which exceed $5,000. Landlord shall make available or cause to be made available to Tenant, on or before the date that is forty-five (45) days prior to Rent Commencement Date for Space A, for Tenant's exclusive use, Tenant's Power Vault. If Landlord fails to timely deliver Tenant's Power Vault, subject to Tenant Delays, Landlord shall take all commercially reasonable measures, specifically including the employment of contractors or labor at overtime or other premium pay rates and the use of fast-track construction methods, to complete and deliver Tenant's Power Vault as soon as practicable after such date. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the installation of all electrical power cabinets, bus ducts, pressure switches, disconnect switches, transformers, risers and other electrical facilities and equipment required in order to obtain electric power from the Electricity Provider, to deliver such power to the Premises and to distribute it therein.

          (b) On the Commencement Date, Landlord will make available to Tenant temporary electric power of up to 1,500 amperes of the Building's existing electric service, estimated to be at 480 volts (subject to fluctuations in actual voltage delivered by the Electricity Provider) (the "Temporary Power") for use in the Premises until Tenant or Landlord, as the case may be, shall have arranged for delivery of permanent electric power to the Premises. Landlord will make the Temporary Power available to Tenant at a location in the basement of the Building to be designated by Landlord, and Tenant shall be solely responsible, at Tenant's sole cost and expense, for the installation of all risers, transformers and other electrical facilities and equipment required in order to deliver the Temporary Power to the Premises and to distribute it therein. Tenant shall use Landlord's designated electrical contractor, at Tenant's expense, to perform the tap-in to the Building's electrical system for the Temporary Power. During the period beginning on the Commencement Date and ending on the date Tenant obtains electric power directly from the Electricity Provider, Tenant shall pay to Landlord a fixed fee for the Temporary Power in an amount per annum equal to One and 25/100 Dollars ($1.25) multiplied by the then-Premises Area, in equal monthly installments on each Payment Date during such period (the "Temporary Power Fee"); provided, however, that if there shall exist a separate meter or submeter to measure Tenant's demand and consumption of the Temporary Power, then Tenant shall pay, as the Temporary Power Fee, Landlord's actual cost for the Temporary Power, based upon the rate structure applicable to Landlord's purchase of electric power from the Electricity Provider, plus an administrative fee of five percent (5%) of such cost, and any taxes imposed by any Governmental Authority on Landlord's receipts from the sale of electricity to Tenant.

          (c) Tenant agrees that the usage of electric power in the Premises will not (i) exceed the- capacity of the electrical systems in the Building and the Premises, or (ii) adversely affect, in any material respect, the quality of the electrical power in the Building (for example, through the creation of harmonics, backflow, backfeed or similar conditions), and upon notice from Landlord, Tenant will promptly cease any electrical usage in the Premises that exceeds the such capacity or gives rise to any such condition. Unless caused by Landlord's gross negligence or willful misconduct, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

          Section 10.2 HEAT, VENTILATION AND AIR-CONDITIONING. (a) Landlord shall have no obligation to provide heat, ventilation, or air-conditioning services to the Premises. Landlord agrees that, subject to the provisions of
Article 4, Tenant may install air-conditioning, heating and equipment cooling systems (which may include dry coolant condensers, chillers and related HVAC equipment) on the Equipment Space at a location to be designated by Landlord as provided in Section 10.7 ("Tenant's HVAC System").

          (b) In connection with the installation of Tenant's HVAC System, Tenant may, subject to the provisions of Article 4: (i) install above-floor-level drain lines for Tenant's HVAC System, and (ii) relocate and reconnect primary air ductwork or secondary water piping located in the Premises. In all areas of the Premises containing water taps or drains, Tenant shall install a floor sealant and a secondary water containment system reasonably satisfactory to Landlord. Landlord shall use commercially reasonable efforts to include substantially equivalent requirements in all leases of Space in the Building on floors at or above the level of the Premises.

          Section 10.3 ELEVATORS. (a) Landlord shall provide passenger elevator service to the Premises at all times during the Term, and following completion of the freight elevator component of the Base Building Upgrades (as defined in Section 15.4), freight elevator facilities on a non-exclusive basis, on Business Days from 8:00 A.M. to 12:00 P.M. and 1:00 P.M. to 4:45 P.M. Such elevator service shall be subject to such reasonable rules and regulations as Landlord may promulgate from time to time with respect thereto. Subject to the foregoing, Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building and/or to discontinue, temporarily or permanently, the use of any one or more cars in any of the passenger or freight elevator banks.

          (b) Landlord has installed an exterior construction hoist at the Real Property (the "Hoist") to facilitate the performance of the Base Building Upgrades, the Initial Alterations, and other work performed at the Real Property by other tenants. Tenant shall be entitled to use the Hoist, in common with Landlord and other tenants and occupants of the Building, on a "first-come", "first-served" basis. Prior to the date that the freight elevator described in Exhibit H, Paragraph 1 becomes operational, Tenant shall pay to Landlord, for each hour or portion thereof that Tenant uses the Hoist, in arrears on each Payment Date, an amount equal to Landlord's actual, hourly out-of-pocket labor costs on account of the employment of all personnel required for the operation and maintenance of the Hoist.

          (c) Following the date that the freight elevator described in Exhibit H, Paragraph 1 becomes operational, Landlord may elect to remove the Hoist, provided that Landlord will notify Tenant prior to doing so. Tenant may elect, by notice to Landlord given within ten (10) days following Landlord's notice, to request Landlord to retain the Hoist for a reasonable additional period to facilitate the performance of the Initial Alterations or any other work Tenant is then performing in the Building. Following the giving of such notice, Tenant shall be entitled to exclusive use of the Hoist, and shall pay to Landlord, in arrears on each Payment Date, all of Landlord's actual, out-of-pocket costs and expenses in connection with the Hoist, including equipment rental, labor costs, insurance, maintenance, utilities, permits, all other costs incurred by Landlord in connection therewith.

          Section 10.4 CLEANING AND RUBBISH REMOVAL. Tenant shall, at Tenant's sole cost, provide cleaning services at the Premises pursuant to reasonable rules and regulations established by Landlord from time to time, and use a cleaning contractor approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall, at Tenant's sole cost, provide refuse and rubbish removal service at the Premises at times and pursuant to reasonable regulations established by Landlord from time to time.

          Section 10.5 WATER. Landlord shall furnish cold water in such quantities as Landlord deems reasonably sufficient for ordinary drinking, lavatory, pantry and cleaning purposes to the Premises. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory, cleaning and drinking purposes, Landlord may install a water meter and thereby measure Tenant's consumption of water for all purposes. Tenant shall (a) pay to Landlord the cost of any such meters and their installation, (b) at Tenant's sole cost and expense, keep any such meters and any such installation equipment in good working order and repair, and (c) pay to Landlord, as Additional Rent, as and when billed therefor for water consumed, together with a charge for any required pumping thereof, all sewer rents, charges or any other taxes, rents, levies or charges which now or hereafter are assessed, imposed or shall become a lien upon the Premises or the Real Property pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system, and in default in making such payment Landlord may pay such charges and collect the same from Tenant. In the event that Tenant pays for water (and the related amounts set forth above) pursuant to such separate meter, such class of costs shall be excluded from Operating Expenses under Article 7.

          Section 10.6 NO WARRANTY OF LANDLORD. Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply (a) will be adequate for Tenant's particular purposes or as to any other particular need of Tenant or (b) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or for repairs, additions, alterations, replacements, decorations or improvements which are, in the reasonable judgment of Landlord, necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall riot (i) constitute an actual or constructive eviction, or disturbance of Tenant's use and possession of the Premises, in whole or in part, (ii) entitle Tenant to any compensation or to any abatement or diminution of Base Rent or Additional Rent, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any responsibility or liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise, provided that none of the foregoing shall operate to limit Landlord's obligation to indemnify Tenant as provided in Article 28. Landlord shall use reasonable efforts to minimize interference with Tenant's access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements, decorations or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at "overtime" or other premium pay rates or to incur any other "overtime" costs or additional expenses whatsoever. Landlord shall not be required to furnish any services except as expressly provided in this Article 10.

          Section 10.7  TENANT'S EQUIPMENT

          (a) Landlord hereby leases to Tenant, for Tenant's use by Tenant and the Colocation Users, and not for resale purposes, the areas of the Real Property shown on Exhibit G to this Lease (collectively, the "Equipment Space") as follows: (i) approximately 22,500 contiguous Rentable Square Feet on the roof of the Building (the "Roof Space"), (ii) approximately 5,331 Rentable Square Feet below grade level adjacent to the Building (the "Below-Grade Space"), and
(iii) approximately 4,860 Rentable Square Feet in the basement of the Building (the "Basement Space") for the installation of (A) Tenant's HVAC System, (B) Tenant's Generators (as defined in Section 10.9), and (C) the Antenna Equipment (as defined in Section 10.8) (all of the foregoing, together with related cabling, pumps, mountings and supports for all of the foregoing, collectively, "Tenant's Equipment"), all at locations within the areas shown on Exhibit G designated by Tenant in Tenant's reasonable judgment in consultation with Landlord. Upon the parties' agreement on such specific areas for the Equipment Space, the parties shall determine the Rentable Square Foot areas of the Spaces comprising the Equipment Space, and the Premises Area shall be adjusted accordingly, and upon request by either party, the parties will execute and deliver an agreement, confirming the Rentable Square Foot areas of the Equipment Space. In connection with the Equipment Space, Landlord shall make available to Tenant reasonable access to the Equipment Space for the construction, installation, upgrade, maintenance, repair, replacement, addition, operation and use of Tenant's Equipment. Landlord shall deliver vacant possession of the Equipment Space as follows: (1) the Roof Space, upon Substantial Completion of the Roof Work, anticipated to occur on or before January 31, 2001, (2) the Below-Grade Space, on the date of execution and delivery of this Lease, and (3) the Basement Space, on the date of execution and delivery of this Lease, but subject to the construction by Landlord of Tenant's Power Vault in a portion of the Basement Space. Notwithstanding anything to the contrary set forth in this Lease, if Tenant is unable, in the exercise of commercially reasonable diligence, to obtain any permits or approvals required under applicable Laws for the use of the entire usable area of the Roof Space for Tenant's Equipment, then Landlord shall make available to Tenant a comparable area or areas on a floor or floors in the Building vertically contiguous to the Premises and that may legally be used for Tenant's Equipment, without additional charge to Tenant, and to the extent that Tenant incurs any actual, reasonable out-of-pocket construction costs and expenses as the result of Landlord's relocation of all or a portion of the Roof Space to such other areas, Landlord shall reimburse Tenant for such costs and expenses up to the sum of $500,000.00. If any of Tenant's Equipment generates noise levels (individually or in conjunction with other equipment located in, or adjacent to the Building) in excess of those permitted under applicable Laws, or likely, in Landlord's reasonable judgment, to materially disturb other tenants or occupants of the Building (presuming that such other tenant or occupants are using their respective spaces for uses similar to the Permitted Uses) or surrounding buildings, then Tenant shall install sound attenuated acoustic enclosures satisfactory to Landlord, or take other sound reduction measures satisfactory to Landlord, in order to eliminate such noise or reduce such noise to levels deemed acceptable by Landlord in its reasonable judgment. If Tenant requires riser and lateral Space for conduit connecting the Premises to Tenant's Equipment, Landlord shall make such conduit Space available to Tenant as provided in Section 10.10. References to Tenant's Equipment shall be deemed to include such riser and lateral Space and any conduit therein.

          (b) Landlord has designed the Roof Support System (as defined in Exhibit F) to provide connection points to the Building's structural steel frame suitable for the installation by Tenant of the dunnage necessary to support Tenant's Equipment on the Roof Space, and Tenant shall design and install such Tenant's Equipment as reasonably directed by Landlord consistent with Landlord's design for such Equipment Space. The installation of Tenant's Equipment shall constitute an Alteration and shall be performed by Tenant at Tenant's sole cost and expense in accordance with and subject to the provisions of Article 4. Tenant shall pay to Landlord for the Equipment Space, in monthly installments as Additional Rent in advance on each Payment Date during the Term, as provided in
Article 1. All of the provisions of this Lease shall apply to the installation, use and maintenance of Tenant's Equipment, including all provisions relating to compliance with Laws, insurance, indemnity, repairs and maintenance. The rights granted to Tenant in this Section 10.7 shall not be assignable by Tenant separately from this Lease.

          (c) Landlord retains the right to use the portions of the Building adjacent to the Equipment Space, or the area above the Equipment Space, for any purpose whatsoever, provided such use shall not materially interfere with the functioning of Tenant's Equipment. Tenant shall have reasonable access to Tenant's Equipment at all times, and Landlord shall not interfere with the use of Tenant's Equipment in any material respect. Tenant shall use and operate Tenant's Equipment so as not to cause any material interference to Landlord's use of the roof (other than the Roof Space) or other portions of the Building, or damage to or material interference with the operation of the Building or the Building Systems.

          (d) If required under applicable Laws (not arising out of any alterations made by Landlord or any other tenant of the Building, or any use of the Building by such parties), and upon not less than sixty (60) days prior notice to Tenant (except in the event of an emergency) relocate Tenant's Equipment to another area in, on or adjacent to the Building designated by Landlord, provided that such relocation of Tenant's Equipment does not cause the operation thereof to be interrupted or impaired, other than temporarily (i.e., for not more than two (2) consecutive days), and such relocation is performed at Landlord's sole cost and expense. Landlord shall use reasonable efforts to minimize the duration of such interruption, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant shall first pay to Landlord Landlord's reasonable estimate of all incremental cost increases to do so. In such event Tenant shall pay, as Additional Rent within thirty (30) days after presentation of appropriate invoices, all additional costs incurred by Landlord in connection therewith.

          (e) Landlord shall not have any obligations with respect to Tenant's Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto, nor shall Landlord be responsible for any damage that may be caused to Tenant or Tenant's Equipment by any -other tenant or occupant of the Building.

          (f) Tenant shall (i) be solely responsible for any damage caused as a result of the use of Tenant's Equipment by Tenant or any Tenant Party, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws relating to the installation, maintenance or use of Tenant's Equipment, and (iii) promptly and diligently perform all necessary repairs or replacements to, or maintenance of, Tenant's Equipment, provided, however, that if Tenant's failure after thirty (30) days' notice from Landlord to so repair, replace or maintain Tenant's Equipment jeopardizes in any way Landlord's or any other tenant's property located in, on or adjacent to the Building, Landlord may, at Landlord's option, elect to perform such repairs, replacements or maintenance at Tenant's sole cost and expense. Landlord shall give Tenant thirty (30) days' prior notice of its election to perform such repairs, except in an emergency. Tenant shall obtain and keep in full force and effect all permits, approvals and certificates required for Tenant's Equipment under applicable Laws, at Tenant's sole cost and expense.

          (g) The rights granted to Tenant in this Section 10.7 shall continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease and such termination shall be self-operative and no further instrument shall be required to effect such termination. Upon request by Landlord following the expiration or sooner termination of this Lease, Tenant, at Tenant's sole cost and expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant's rights to use the Equipment Space.

          (h) If permitted under applicable Laws, Tenant shall cause Tenant's Equipment and all equipment and installations appurtenant thereto to be designated as one or more separate tax lots by the appropriate Governmental Authorities for all purposes of assessment and payment of Taxes, and Tenant shall pay all Taxes imposed thereon directly to the taxing authorities, without deduction or offset against Rent under this Lease. If for any reason Tenant fails (with or without Landlord's consent thereto) to so cause Tenant's Equipment to be designated as one or more separate tax lots, Tenant shall pay to Landlord on each Payment Date the amount, determined by Landlord in its reasonable discretion, by which Taxes imposed upon the Building have been increased on account of Tenant's installation of Tenant's Equipment.

          Section 10.8  ANTENNA EQUIPMENT

          (a) Tenant shall have the right to use a portion of the Roof Space for the construction, installation, upgrade, maintenance, repair, replacement, addition, operation and use by Tenant of antennae, antennae masts and satellite dishes, for use in conjunction with Tenant's operations in the Premises, together with related cabling, mountings and supports for the foregoing (collectively, the "Antenna Equipment").

          (b) All of the provisions of this Lease shall apply to the installation, use and maintenance of the Antenna Equipment, including all provisions relating to compliance with Laws (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance. The rights granted to Tenant in this Section 10.8 shall not be assignable by Tenant separately from this Lease. The Antenna Equipment shall be treated for all purposes of this Lease as Tenant's Property.

          (c) Supplementing the provisions of Section 10.7(d), if the operation of the Antenna Equipment will violate applicable governmental standards for non-ionizing radiation for occupational or general public health levels, then Tenant, at its sole cost and expense, shall take all steps necessary to eliminate such condition, and if Tenant shall fail to eliminate such condition, Tenant shall relocate the Antenna Equipment to another area on the roof of the Building designated by Landlord, as provided in Section 10.7(d).

          (d) Supplementing the provisions of Section 10.7(e), Landlord makes no representation that the Antenna Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

          Section 10.9  TENANT'S GENERATORS

          (a) Subject to the provisions of Section 10.7, Tenant shall have the right to use a portion of the Roof Space for the construction, installation, maintenance, repair, replacement, modification, operation and use by Tenant of up to up to nine (9) diesel-powered electric generators with a capacity of 2,000 kW each, and other related equipment, including paralleling switch gear, mountings and supports (collectively, "Tenant's Generators"). Subject to the provisions of Article 4, Tenant may install an automatic transfer switch in the Premises, at Tenant's sole cost and expense, for use in conjunction with Tenant's Generators. Tenant shall have the right to test Tenant's Generators periodically, not more frequently than once per week, pursuant to reasonable rules and regulations promulgated by Landlord from time to time.

          (b) Tenant shall have the right, subject to the provisions of Article 4, to install, in the Below-Grade Space or the Basement Space, diesel fuel tanks serving Tenant's Generators with a total capacity of approximately 80,000 gallons (the "Fuel Tanks"). If permitted under applicable Laws, Tenant shall install the Fuel Tanks underground in the Below-Grade Space, and upon completion of such installation, Tenant shall resurface or otherwise reconstruct the area at ground level above the Below-Grade Space as directed by Landlord. Prior to the Expiration Date or sooner termination of this Lease, Tenant shall remove all of the Fuel Tanks in compliance with applicable Laws, and deliver to Landlord a closure letter and a certificate of clean structural fill from a licensed engineer.

          (c) Tenant shall install and pay for all fuel tanks, lines, pumps, piping, meters and other equipment or installations necessary for the operation of Tenant's Generators as provided in this Section 10.9, except that Landlord shall be responsible for installing the Roof Support System. If Tenant requires riser or feeder Space for electrical conduits connecting Tenant's Generators to the Premises, or for fuel lines connecting Tenant's Generators to Tenant's fuel tanks, Landlord shall make such riser Space available to Tenant as provided in
Section 10.10. References herein to Tenant's Generators shall be deemed to include Tenant's fuels tanks and all such risers and the conduits and fuel lines appurtenant thereto.

          (d) Tenant's Generators shall be treated for all purposes of this Lease as Tenant's Equipment. If permitted under applicable Laws, Tenant shall cause Tenant's Generators and all equipment and installations appurtenant thereto to be designated as one or more separate tax lots by the appropriate Governmental Authorities for all purposes of assessment and payment of Taxes, and Tenant shall pay all Taxes imposed thereon directly to the taxing authorities, without deduction or offset against Rent under this Lease. If for any reason Tenant fails (with or without Landlord's consent thereto) to so cause Tenant's Generators to be designated as a separate tax lot, Tenant shall pay to Landlord on each Payment Date the amount, determined by Landlord in its reasonable discretion, by which Taxes imposed upon the Building have been increased on account of Tenant's installation of Tenant's Generators.

          Section 10.10 RISER SPACE. Landlord will make available to Tenant, without additional charge, at locations designated by Landlord in its reasonable judgment in consultation with Tenant, riser and lateral Space sufficient to accommodate the following: (i) the electrical conduits required in order to deliver electric power to the Premises, (ii) the electrical conduits required in order to connect Tenant's Generators to the Premises, and (iii) conduits connecting Tenant's HVAC System to the Premises, including supply and return lines, control lines and electric power lines to Tenant's HVAC System, (iv) up to twenty-four (24) four-inch (4") telecommunications conduits from the Premises to the various diverse entry points in the Building, (v) fuel piping necessary to deliver diesel fuel to Tenant's Generators, (vi) a 750 MCM copper insulated ground conductor in a one and one-half inch (1.5") diameter conduit from the master ground in the Building to the Premises, and (vii) conduits connecting the Antenna Equipment to the Premises. If Tenant requires additional riser Space for electrical and telecommunications conduits or for use in connection with Tenant's Equipment, then upon request by Tenant, subject to availability of riser Space in the Building, Landlord will make additional riser Space available to Tenant. All work in connection with the installation of such conduit, including core drilling, if required, shall be performed by Tenant at Tenant's sole cost and expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall prescribe. Landlord shall make available to Tenant reasonable access within the Building's core for purposes of such installation work.

          Section 10.11 EXTERNAL ENERATOR CONNECTION Landlord hereby grants to Tenant, for Tenant's own use and not for resale purposes, the right to use an area of groundlevel area near or adjacent to the Building to be designated by Landlord for use by Tenant for the installation by Tenant of an emergency generator plug for the purpose of connecting the Premises to a portable generator in the event of a Building power failure, if permitted under applicable Laws. Tenant may install such generator only in the event of a continuing power failure or impairment, and shall not keep any such generator as a back-up generator other than on a short-term basis as actually required. Tenant shall be solely responsible for obtaining, at its expense, all required permits, approvals and certificates from all Governmental Authorities having or claiming jurisdiction with respect to the location, connection and operation of any portable generator in such licensed area, and for compliance with all Laws applicable thereto, including the installation of any required venting and noise suppression devices. Without limitation of the foregoing, if any portable generator or any other equipment which Landlord permits Tenant to locate or install in such licensed area generates noise likely, in Landlord's reasonable judgment, to materially disturb other tenants or occupants of the Building or surrounding areas, then Tenant shall install sound attenuated acoustic enclosures reasonably satisfactory to Landlord designed to eliminate such noise or reduce such noise to acceptable levels.

          Section 10.12 NETWORK ACCESS CENTER. (a) At Landlord's option, Landlord may elect to design and construct a carrier-neutral cross-connect facility (sometimes also referred to as a "meet-me-room") to be available for use by Tenant, Landlord, other tenants and occupants of the Building, and other telecommunications companies (the "NAC"), and a Central Distribution System connecting all floors in the Building thereto (the "CDS").

          (b) If Landlord elects to install the NAC, then Tenant shall have the right to:

               (i) enter into a license agreement with Landlord, pursuant to which Tenant may license an area of the NAC for Tenant's equipment and for interconnections to Tenant's telecommunications conduits in the Building, consisting of one (1) standard equipment rack, at a an annual license fee equal to the product of (A) the pro rata share (in the proportion that the area occupied by such rack bears to the total rack area in the NAC) of Landlord's actual costs in designing, constructing, equipping and making the NAC operational, multiplied by (ii) fifteen percent (15%), payable in equal monthly installments as Additional Rent on each Payment Date during the Term;

               (ii) subject to availability of Space in the NAC from time to time, to license additional Space in the NAC at Landlord's then-standard monthly charge for such space; and

               (iii) to make direct connections to Tenant's telecommunications service providers via the NAC. Tenant will reimburse Landlord for Landlord's actual costs in designing and constructing such interconnections, as Additional Rent within thirty (30) days after demand.

          (b) If Landlord elects to install the CDS, then Tenant shall have the right to use the CDS for intra-Building interconnections and connection to the NAC, and Tenant shall pay Landlord (i) on installation thereof, an amount equal to Landlord's then-standard installation fee for such connections, and (ii) Landlord's then-standard monthly charge for such service, as Additional Rent on each Payment Date during the Term.

     ARTICLE 11.  INSURANCE

          Section 11.1 Tenant, at its expense, shall obtain and keep in full force and effect a policy of commercial general liability insurance, including premises operations and contractual liability under which the insurer agrees to insure Tenant's obligations under Article 28, under which Tenant is named as the insured and Landlord, Landlord's asset manager, Landlord's managing agent for the Building, and any Superior Lessors and any Mortgagees (whose names shall have been furnished to Tenant) are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent or any Superior Lessors or Mortgagees named as additional insureds. Tenant's primary commercial general liability policy shall contain a provision that the policy shall be noncancellable unless thirty (30) days' written notice shall have been given to Landlord and Landlord shall similarly receive thirty (30) days' notice of any material change in coverage. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $7,000,000 per location general aggregate limit; provided, however, that Landlord shall retain the right to require Tenant to increase said coverage to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by prudent landlords of comparable buildings in the City of New York, and provided further that Landlord shall require similar increases of other tenants of Space in the Building comparable to the Premises, to the extent Landlord shall then have the right to do so under applicable leases. Tenant shall also obtain and keep in full force and effect during the Term, (a) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of "all risk" insurance policies with extended coverage (including theft, sprinkler leakage and boiler and machinery, if applicable), to Tenant's Property and Tenant's Alterations for the full insurable value thereof or on a replacement cost basis; (b) Business Interruption Insurance, (c) Workers' Compensation Insurance, as required by law;
(d) New York Disability Benefits Law Policy; and (e) such other insurance in such amounts as Landlord, any Mortgagee or Superior Lessor may reasonably require from time to time, provided that such other insurance is then being customarily required by prudent landlords of comparable buildings in the City of New York, and provided further that Landlord shall require similar increases of other tenants of Space in the Building comparable to the Premises, to the extent Landlord shall then have the right to do so under applicable leases. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best's Rating" of "A-" and a "Financial Size Category" of at least "IX" or if such ratings are not then in effect, the equivalent thereof. Tenant shall have the right to insure and maintain a portion of the commercial general liability insurance coverage required under this Section 10.1 under umbrella insurance policies, so long as such umbrella policies comply as to terms and amounts with the insurance provisions set forth in this Lease without co-insurance.

          Section 11.2 (a) The parties hereto do hereby waive, any and all rights of recovery against the other, or against the officers, employees, partners, agents and representatives of the other, for loss of or damage to the property of the waiving party to the extent such loss or damage is insured against under any property insurance policy carried by Landlord or Tenant hereunder. In addition, the parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation or consent to waiver provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation or consent to waiver provision. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, Tenant's Alterations (if any) or Tenant's Property, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.

          (b) As to each party hereto, provided such party's right of full recovery under the applicable insurance policy is not adversely affected, such party hereby releases the other (its servants, agents, contractors, employees and invitees) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction of the type covered by such insurance with respect to its property by fire or other casualty; i.e., in the case of Landlord, as to the Building, and, in the case of Tenant, as to Tenant's Property and Tenant's Alterations (including rental value or business interruption, as the case may be) occurring during the Term.

          Section 11.3 On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Article 11, including evidence of waivers of subrogation required pursuant to Section 11.2. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least twenty
(20) days prior to the expiration of such policy.

          Section 11.4 Landlord agrees to maintain (a) insurance against loss or damage to the Building by fire and such other risks and hazards as are customarily insured against under then available forms of "all risk" insurance policies with extended coverage, to the extent of not less than 90% of the replacement cost of the Building (exclusive of footings and foundations), and
(b) a policy of commercial general liability insurance with minimum limits of liability in amounts comparable to insurance maintained by other prudent landlords of comparable buildings in New York City.

     ARTICLE 12.  DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE

          Section 12.1 (a) If the Premises shall be damaged by fire or other casualty, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises or use of the Premises, Tenant shall give prompt notice thereof to Landlord, and the damage (i) to the Building shall be repaired by and at the expense of Landlord so that access to and use of the Premises shall be substantially the same as prior to the damage, and (ii) to the Premises shall be repaired (A) by Landlord as to the core, shell, floor slab, roof, windows, curtain wall and other structural elements of the Building located in the Premises (the "Base Building Restoration"), and (B) by Tenant as to all other elements of the Premises, including Tenant's Alterations and Tenant's Property. Commencing on the date of such fire or other casualty, Base Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises which is- neither usable for the conduct of Tenant's business nor used by Tenant bears to the total Premises Area (provided, however, that in the event that the Premises shall be so damaged so as not to be usable or accessible and Tenant is unable to conduct its business in the remaining portion of the Premises, then Base Rent and Additional Rent shall be entirely abated), until the earlier to occur of (1) ninety (90) days after the date the Base Building Restoration shall be Substantially Completed, or (2) the date Tenant shall resume occupancy of the Premises for the conduct of its business. Landlord shall have no obligation to repair any damage to, or to replace, any of Tenant's Alterations or Tenant's Property.

          Section 12.2  Notwithstanding anything to the contrary set forth in
Section 12.1, if the Building shall be so damaged by fire or other casualty that, in Landlord's reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), and such restoration shall not be substantially completed on or before the date which shall be twelve (12) months following the date of such damage or destruction, then Landlord may, not later than sixty (60) days following the date of the damage, give Tenant a notice in writing terminating this Lease, provided Landlord similarly terminates the leases of other tenants in the Building covering at least fifty percent (50%) of the Rentable Square Footage (exclusive of the Premises) of the then leased portions of the Building. If this Lease is so terminated, the Term shall expire upon the tenth (10th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord as soon as reasonably practicable thereafter. Upon the termination of this Lease under the conditions provided for in this Section 12.2, Tenant's liability for Base Rent and Additional Rent shall cease as of the date of such fire or other casualty, and any prepaid portion of Base Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

          Section 12.3 Section 12.3 If the Premises are damaged by fire or other casualty and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to or use of the Premises, and Landlord does not terminate this Lease pursuant to Section 12.2, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the "Restoration Notice") to Tenant of the date by which such contractor or architect believes the restoration of the Premises (and Tenant's access thereto, if applicable) shall be substantially completed. If the Restoration Notice shall indicate that the restoration shall not be substantially completed on or before the date which shall be twelve (12) months following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the "Termination Notice") to Landlord not later than thirty (30) days following receipt of the Restoration Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Base Rent and Additional Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding anything set forth to the contrary in this Article 12, in the event that a fire or other casualty rendering the Premises wholly untenantable shall occur during the final year of the Term, either Landlord or Tenant may terminate this Lease by giving the other party a Termination Notice as set forth herein.

          Section 12.4 Section 12.4 This Article 12 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case.

     ARTICLE 13.  EMINENT DOMAIN

          Section 13.1 If (a) all of the floor area of the Premises, or so much thereof as shall render the Premises wholly untenantable, shall be acquired or condemned for any public or quasi-public use or purpose, or (b) a portion of the Real Property, not including the Premises, shall be so acquired or condemned, but by reason of such acquisition or condemnation, Tenant no longer has means of access to the Premises, or (c) if a portion of the Premises shall be so acquired or condemned, and if the remaining area of the Premises shall not be reasonably sufficient for Tenant to continue the normal and practical operation of its business, then this Lease and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In the event of any termination of this Lease and the Term pursuant to the provisions of this Article 13, Base Rent and Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Base Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

          Section 13.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant's Alterations, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property included in such taking, the unamortized value of any Alterations to the Premises paid for by Tenant and for any moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord.

          Section 13.3 If only a part of the Real Property shall be so acquired or condemned then, subject to Section 13.1, this Lease and the Term shall continue in force and effect. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated, Landlord, at Landlord's expense, shall restore that part of the Premises not so acquired or condemned so as to constitute tenantable Premises. From and after the date of the vesting of title, Base Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.

     ARTICLE 14.  ASSIGNMENT AND SUBLETTING

          Section 14.1 Except as otherwise-expressly provided herein, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor sublet (nor underlet), nor suffer, nor permit the Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance. If this Lease is assigned, or if the Premises or any part thereof are sublet or occupied by anybody other than Tenant, or if this Lease or the Premises are encumbered (whether by operation of law or otherwise) without Landlord's consent (unless such consent is not required hereunder), then Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Base Rent and Additional Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions hereof, the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant its obligations under this Lease, and Tenant shall remain fully liable therefor. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet Space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 14 shall be void.

          (b) Landlord acknowledges that the colocation of communications equipment at the Premises shall not constitute an assignment or sublease requiring the consent of Landlord hereunder; provide , however, that upon request by Landlord from time to time, Tenant shall deliver to Landlord a copy of Tenant's then-standard form or forms of colocation agreement. For purposes of this Lease, "colocation" means the installation by Tenant's customers, suppliers or business partners (collectively, "Colocation Users") of telecommunications equipment in Tenant's facilities therefor, in the ordinary course of Tenant's business, for which such parties pay fees based upon the maintenance of such facilities and related services, as distinct from the renting of floor area. In no event shall any colocation arrangement entered into by Tenant entail the construction of a separate entrance to the Premises for any party thereto other than Tenant, or any rights of occupancy of any portion of the Premises by personnel of any Person other than Tenant and its Affiliates.

          Section 14.2 (a) If Tenant shall, at any time or from time to time, during the Term desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a "Tenant's Notice") thereof to Landlord, which Tenant's Notice shall set forth: (i) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive under such assignment, (ii) with respect to a sublet of all or a part of the Premises (A) the dates upon which Tenant desires the sublease term to commence and expire, (B) the rental rate and other material business terms upon which Tenant would sublet such premises, and (C) a description of the Premises showing the portion to be sublet, the effective or commencement date of which shall be not less than thirty (30) nor more than one hundred and eighty (180) days after the giving of such notice, (iii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iv) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, (v) a true and complete copy of the proposed assignment or sublease and any other agreements relating thereto, and (vi) an agreement by Tenant to indemnify Landlord against liability resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other Persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

          (b) Landlord agrees to respond to any Tenant's Notice given in accordance with Section 14.2(a) within fifteen (15) days after request, and if Landlord either fails to approve or disapprove the requested assignment or subletting on or before the end of such fifteen-day period, Tenant shall have the right to provide Landlord with a second written request for approval (a "Second Request"), which shall include all material previously delivered to Landlord together with the Tenant's Notice, and set forth in bold capital letters the following statement: IF LANDLORD FAILS TO RESPOND WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO ENTER INTO THE PROPOSED [ASSIGNMENT] [ SUBLEASE] DESCRIBED IN THE NOTICE ENCLOSED HEREWITH, WHICH WAS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND. In the event that Landlord fails to respond to a Second Request within three (3) Business Days after receipt by Landlord, the proposed assignment or sublease as to which the Second Request is submitted shall be deemed to be approved by Landlord, and Tenant shall be entitled to enter into such transaction, provided that such assignment or sublease complies with the requirements of this Article 14 and all other provisions of this Lease applicable thereto Any disapproval by Landlord of a proposed assignment or sublet shall set forth in reasonable detail the reasons therefor.

          Section 14.3 Provided that no Event of Default shall have occurred and be continuing under this Lease as of the time Landlord's consent is requested by Tenant, Landlord's consent to the proposed assignment or sublease shall not be unreasonably withheld; provided, however, that:

          (a)  Tenant shall have complied with the provisions of Section 14.2;

          (b) In Landlord's reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) does not violate the restrictions set forth in Article 3;

          (c) The proposed assignee or subtenant is a reputable Person with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with evidence thereof;

          (d) In the event Landlord has Space in the Building available for lease which is reasonably comparable to the Space which is the subject of such proposed assignment or subletting, then (i) neither the proposed assignee or subtenant nor any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant, is then an occupant of any part of the Building, and
     (ii) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord's agent is then, or has been within the previous six (6) month period, negotiating in connection with rental of comparable Space in the Building;

          (e) The form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant shall deliver a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly upon the execution and delivery thereof;

          (f) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, setting forth the reasonable terms and conditions upon which Landlord shall have granted its consent to such assignment or subletting, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;

          (g)  There shall not be more than four (4) subtenants of the Premises;

          (h) The amount of the aggregate rent to be paid by the proposed subtenant and the other terms and conditions of the sublease shall be substantially the same as those contained in Tenant's Notice;

          (i) Tenant shall reimburse Landlord, as Additional Rent within fifteen (15) days after demand, for (A) the reasonable costs and expenses incurred by Landlord in connection with the assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (B) Landlord's reasonable legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord's written consent to the sublease or assignment, which shall not exceed $5,000.00 as to any one transaction;

          (j) Tenant shall not have (i) advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, or (ii) listed the Premises for sublease or assignment with a broker, agent, any computerized or electronic listing system or service (including those currently known as "Co-Star" or "Relocate") or otherwise, at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease comparable Space in the Building to the extent such rates are known to Tenant (the "Market Sub-rent"), provided that (A) if within the 30-day period following the date Tenant shall have offered the Premises (or applicable portion thereof) for sublease, Tenant is unable, to locate a ready, willing and able subtenant (who is reasonably acceptable to Tenant) willing to sublease the Premises (or applicable portion thereof) at 100% or more of the Market Sub-Rent despite Tenant's active and continuous marketing thereof, then during the next 30-day period (the "90% Period"), Tenant may list the Premises (or applicable portion thereof) for sublease at 90% of the Market Sub-Rent; (B) if within the 90% Period, Tenant is unable to locate a ready, willing and able subtenant willing to sublease the Premises (or applicable portion thereof) at 90% or more of the Market Sub-Rent despite Tenant's active and continuous marketing thereof, then during the next 30-day period (the "80% Period"), Tenant may list the Premises (or applicable portion thereof) for sublease at 80% of the Market SubRent; (C) if within the 80% Period, Tenant is unable to locate a ready, willing and able subtenant willing to sublease the Premises (or applicable portion thereof) at 80% or more of the Market Sub-Rent despite Tenant's active and continuous marketing thereof, then during the next 30-day period (the "70% Period"), Tenant may list the Premises (or applicable portion thereof) for sublease at 70% of the Market -Sub-Rent; and (D) if within the 70% Period, Tenant is unable to locate a ready, willing and able subtenant willing to sublease the Premises (or applicable portion thereof) at 70% or more of the Market SubRent despite Tenant's active and continuous marketing thereof, then Tenant may list the Premises (or applicable portion thereof) for sublease at the maximum consideration reasonably obtainable from a subtenant;

          (k) The proposed occupancy shall not impose an extra burden upon services to be supplied by Landlord to Tenant, unless Tenant and such proposed subtenant or assignee shall agree with Landlord in writing to pay the costs of such additional services; and

          (l) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of the State of New York.

Each sublease pursuant to this Section 14.3 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such sublease to Landlord or any such sublease to any other subtenant, or any acceptance of Base Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Base Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant's part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. If Landlord shall decline to give its consent to any proposed assignment or sublease in accordance with the terms hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all losses, liabilities, damages, costs, and expenses (including attorneys' fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant arising from or in connection with such proposed assignment or subletting, or by any brokers or other Persons (with whom Tenant or its proposed assignee or subtenant may have dealt) claiming a commission or similar compensation in connection with the proposed assignment or sublease.

          Section 14.4 In the event that Landlord consents to a proposed assignment or sublease, and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred twenty (120) days after the giving of such consent, then, Tenant shall again comply with the requirements of Section 14.2 before assigning this Lease or subletting all or part of the Premises.

          Section 14.5 With respect to each and every sublease authorized by Landlord under the provisions of this Lease, it is further agreed that:

          (a) No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

          (b) No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord; and

          (c) Each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease,
     (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month's Base Rent or of any Additional Rent, or (iv) be obligated to perform any work in the subleased Space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.

          Section 14.6 If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent:

          (a) In the case of an assignment, on the effective date of the assignment, an amount equal to fifty percent (50%) of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for Tenant's Property, in the case of a sale thereof, in excess of the then fair market value thereof) less (i) all actual, reasonable out-of-pocket costs and expenses of Tenant in entering into the assignment, such as customary real estate brokerage commissions, legal and architectural fees, and advertising fees paid to unrelated third parties, and (ii) the net unamortized or undepreciated cost (determined as the lower of (A) such cost as shown on Tenant's federal income tax returns, or (B) such cost as determined in accordance with generally accepted accounting principles consistently applied ("GAAP")) of the Tenant's Alterations in the Premises that remain therein after the effective date of such assignment.

          (b) In the case of a sublease, an amount equal to fifty percent (50%) of all rents, additional charges or other consideration payable to Tenant under the sublease (including sums paid for the rental or purchase of Tenant's Property, in the case of a lease or sale thereof, in excess of the then fair market value thereof) in excess of the Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space, at the rate per square foot payable by Tenant under this Lease, less
     (i) all actual, reasonable out-of-pocket expenses incurred by Tenant in entering into the sublease, such as customary real estate brokerage commissions, legal and architectural fees, and advertising fees paid to unrelated third parties, and (ii) the net unamortized or undepreciated cost (determined as the lower of (A) such cost as shown on Tenant's federal income tax returns, or (B) such cost as determined in accordance with GAAP) of the Tenant's Alterations in the subleased Space that remain therein after the effective date of such sublease. The costs and expenses described in clauses 01 and ii hereof shall be amortized during the term of the sublease using the shorter of (1) the amortization period applicable under Federal tax law, or (2) the amortization period required under GAAP. The sums payable under this
     Section 14.6(b) shall be paid by Tenant to Landlord as Additional Rent as and when payable by the subtenant to Tenant.

          Section 14.7 (a) If Tenant is an Entity, and a majority of the Ownership Interests in Tenant are not publicly traded on a recognized stock exchange or over-the-counter market, then, subject to the provisions of Section 14.7(b), any transfer (by one or more transfers), of a majority of the Ownership Interests of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 14. The term "transfer" shall be deemed to include the issuance of new Ownership Interests resulting in a majority of the Ownership Interests of Tenant being held by Persons which do not hold a majority of the Ownership Interests of Tenant on the date hereof, except in the case of a public offering of Ownership Interests on a recognized stock exchange or over-the-counter market. The transfer of a majority of the Ownership Interests of Tenant through one or more transfers on a recognized stock exchange or over-the-counter market shall not be deemed an assignment of this Lease for purposes of this Article 14.

          (b) If Tenant is an Entity, and Tenant is merged or consolidated with another Entity, or if a majority of the Ownership Interests of Tenant are transferred, or if substantially all of Tenant's assets (including this Lease) are transferred to another Entity, then such merger, consolidation or transfer of Ownership Interests or assets shall be deemed an assignment of this Lease for all purposes of this Article 14. Notwithstanding the foregoing, Landlord's consent shall not be required for such assignment, and the provisions of Sections 14.2, 14.3, 14.6 and 14.7 a shall not be applicable thereto, so long as each of the following conditions have been satisfied: (i) such merger, consolidation or transfer of assets shall have been made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (ii) after giving effect to such transaction, the successor to Tenant or transferee of substantially all of Tenant's assets shall have a Tangible Net Worth (defined below) at least equal to the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer (without, however, taking into account any debt incurred, or other financial transactions entered into, in contemplation or anticipation of such merger, consolidation or transfer), or and (iii) proof satisfactory to Landlord of such Tangible Net Worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. For purposes of this Article 14, "Tangible Net Worth" means the excess of total assets over total liabilities, in each case-as determined in accordance with GAAP, excluding goodwill from the determination of total assets.

          (c) The limitations set forth in this Section 14.7 shall be deemed to apply to subtenants, assignees and Guarantors of this Lease, if any, and any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any such Entity in violation of this Section 14.7 shall be deemed to be an assignment of this Lease in violation of Section 14.1. Any material modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 14.1.

          Section 14.8 Provided that Event of Default shall have occurred and be continuing, Tenant may, without Landlord's consent, but upon not less than ten (10) days' prior notice to Landlord (i) permit any Affiliate of Tenant to sublet or occupy all or part of the Premises for any Permitted Use, or (ii) assign this Lease to any Affiliate of Tenant. In no event shall any sublease to an Affiliate be deemed to vest in any such Affiliate any right or interest in this Lease or the Premises. In no event shall any assignment or sublease to an Affiliate relieve, release, impair or discharge any of Tenant's obligations under this Lease.

          Section 14.9 (a) Any assignment or transfer which is deemed an assignment of this Lease, whether made with Landlord's consent pursuant to
Section 14.1 or without Landlord's consent to the extent permitted under Sections 14.7 and 14.8, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 14.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.

          (b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the, due performance of the obligations of this Lease on Tenant's part to be performed or observed shall not be discharged, released or impaired in any. respect by any agreement or stipulation made by

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

Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

          (c) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others.
Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord's will by notice to Tenant, provided that Landlord shall not unreasonably revoke such privilege as to any Affiliate of Tenant, or any subtenant of Tenant or assignee of this Lease approved by Landlord pursuant to this Article 14.

     ARTICLE 15.  ACCESS TO PREMISES

          Section 15.1 Tenant shall permit Landlord, Landlord's agents and public utilities servicing the Building to use and maintain concealed ducts, pipes and conduits in and through the Premises that were existing as of the Commencement Date. Landlord or Landlord's agents shall have the right to enter the Premises at all reasonable times upon at least two (2) days' prior notice (except no such prior notice shall be required in case of emergency), which notice may be oral, to examine the same, to show them to prospective purchasers, Mortgagees, or Superior Lessors and their respective agents and representatives or (during the last twelve (12) months of the Term only) prospective tenants of the Premises, and to make such repairs, alterations, improvements or additions
(a) Landlord is required to perform under applicable Law or pursuant to a specific provision of this Lease, or (b) which Landlord may elect to perform following Tenant's failure to make repairs or perform any work (or commence to do so and diligently prosecute) as provided under Section 6.1, or (c) for the purpose of complying with Laws, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part and Base Rent and Additional Rent will not be abated while said repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.

          Section 15.2 If Tenant shall be present when for any reason entry into the Premises shall be necessary or required in an emergency, Landlord or Landlord's agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord's agents shall accord reasonable care to Tenant's property), and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

          Section 15.3 Landlord shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all Space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling (other than Tenant's HVAC System), plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

          Section 15.4 Landlord, at it sole cost and expense, shall perform the work to the Building elevators, lobby and parking area, substantially as described on Exhibit H to this Lease (the "Base Building Upgrade Work"). Landlord shall perform the Base Building Upgrade Work in a good and workmanlike manner in accordance with applicable Laws, sound construction practice, and in a reasonably diligent manner so as to not unreasonably interfere with the construction of the Initial Alterations or the operation of Tenant's business in the Premises.

          Landlord shall take all commercially reasonable measures, specifically including the employment of contractors or labor at overtime or other premium pay rates and the use of fast-track construction methods, to complete the Base Building Upgrade Work by the following dates, subject to Tenant Delay:

          (i)    Elevators: on or before July 31, 2001; and

          (ii) Lobby and Parking Area: on or before the late - r to occur of July 31, 2001

          (iii) or ninety (90) days after the Substantial Completion of the installation of Tenant's fuel tanks in the Below-Grade Space.

     ARTICLE 16:  DEFAULT

          Section 16.1 Each of the following events shall be an "Event of Default" hereunder:

          (a) if Tenant defaults in the payment when due of any installment of Base Rent or Additional Rent, and such default shall continue for a period of five (5) days after notice thereof from Landlord; or

          (b)  if Tenant's interest in this Lease is transferred in violation of
Article 14; or

          (c)  if the Premises are abandoned; or

          (d)  (i)   if Tenant or any Guarantor admits in writing its inability to pay its debts as they become due; or

               (ii) if Tenant or any Guarantor commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

               (iii) if Tenant or any Guarantor makes a general assignment for the benefit of creditors; or

               (iv) if any case, proceeding or other action is commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or
     (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (2) remains undismissed for a period of ninety (90) days; or

               (v) if any case, proceeding or other action is commenced or instituted against Tenant or any Guarantor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

               (vi) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant or any Guarantor, which appointment is not vacated or effectively stayed within seven (7) Business Days, or if any such vacating or stay does not thereafter remain in effect; or

          (e) if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant's part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days, if Tenant fails to commence to remedy such default within such thirty-day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default;

          (f) if Tenant or any Affiliate of Tenant defaults beyond applicable grace and notice periods in the payment of any fixed rent or additional rent under any other lease of Space in the Building, or if any such lease is terminated by Landlord as a result of a default by the tenant thereunder; or

          (g) if any Guarantor defaults beyond applicable grace and notice periods in the payment or performance of any of its obligations under any Guaranty.

          Section 16.2 If an Event of Default occurs, Landlord may at any time thereafter give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than seven (7) days after the giving of such notice. If Landlord gives such notice, this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date set forth in such notice were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(d), or by federal or state statute, then; following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on seven (7) days' notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

          Section 16.3 If, at any time, (a) Tenant shall comprise two (2) or more Persons, (b) Tenant's obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant's interest in this Lease shall have been assigned, the word "Tenant," as used in Section 16.1(d), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant's obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.1 (dl shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Base Rent and/or Additional Rent or a waiver on the part of Landlord of any rights under this Lease.

     ARTICLE 17.  REMEDIES AND DAMAGES

          Section 17.1 (a) If an Event of Default shall occur, and this Lease and the Term shall expire and come to an end as provided in Article 16:

                  (i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by other legal means (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

                  (ii) Landlord, at Landlord's option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

          (b) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words "re-enter," re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

     Section 17.2 (a) If this Lease and the Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

               (i) Tenant shall pay to Landlord all Base Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

               (ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the "Deficiency") between (A) Base Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of SubSection 17.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Base Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

               (iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal (a) to the amount by which the Base Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or reentry) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at the rate of six percent (6%) per annum less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of SubSection 17.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

          (b) If Landlord shall relet the Premises, or any part thereof, together with other Space in the Building, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Base Rent reserved in this Lease. Nothing contained in Article 16 or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

     ARTICLE 18.    FEES AND EXPENSES

          Section 18.1 If an Event of Default shall occur under this Lease, or if Tenant shall fail to comply with its obligations under this Lease and the preservation of property or the safety of any tenant, occupant or other person is imminently threatened thereby, Landlord may, after fifteen (15) days prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys' fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within fifteen (15) days of rendition of any bill or statement to Tenant therefor.

          Section 18.2 If Tenant shall fail to pay any installment of Base Rent and/or Additional Rent when due, Tenant shall pay to Landlord, in addition to such installment of Base Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

     ARTICLE 19.    NO REPRESENTATIONS BY LANDLORD

          Except as expressly set forth in this Lease, neither Landlord nor any Landlord Party have made any warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises or the Building, (b) the amount of any current or future Operating Expenses or Taxes,
(c) the compliance with applicable Laws of the Premises or the Building, or (d) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein. This Lease (including the Exhibits hereto and any supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

     ARTICLE 20.    END OF TERM

          Section 20.1 Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove the Designated Alterations, the Fuel Tanks, and all of Tenant's Property from the Premises and the Real Property, and this obligation shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.

          Section 20.2 Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the expiration or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant. Tenant therefore covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the expiration or earlier termination of this Lease and the Term, then Tenant's continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to: (a) one hundred twenty-five percent (125%) of the total monthly amount of Fixed Rent and Additional Rent payable hereunder immediately prior to such termination (the "Existing Rent") for the first thirty (30) days during which Tenant holds over, (b) one hundred-fifty percent (150%) of the Existing Rent for the next thirty (30) days during which Tenant holds over, and (c) two hundred percent (200%) of the Existing Rent thereafter. In addition, in the event that Landlord shall (i) enter into a lease or occupancy agreement (a "New Lease") with a new tenant for all or any part of the Premises (a "New Tenant"), and (ii) give Tenant not less than sixty (60) days prior notice of such New Lease (which notice may be given prior to the Expiration Date, specifying the date Landlord is required to deliver possession of the Premises or portion thereof to such New Tenant, then Tenant shall be liable to Landlord for (A) any payment or rent concession which Landlord may be required to make under such New Lease in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (B) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant. The provisions of this Section 20.2 shall not in any way be deemed to (x) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (y) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. Tenant's obligations under this Article 20 shall survive the expiration or earlier termination of this Lease.

     ARTICLE 21.    QUIET ENJOYMENT

           Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

     ARTICLE 22.    NO WAIVER; NON-LIABILITY

          Section 22.1 No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises.
 .Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise, provided that none of the foregoing shall operate to limit Landlord's obligation to indemnify Tenant as provided in Article 28.

          Section 22.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Base Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Base Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Base Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Base Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Base Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

          Section 22.3 (a) Neither Landlord nor its agents shall be liable for any injury or damage to persons or property or interruption of Tenant's business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the such latent defect to the extent provided in Article 6). Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 28 in order to recoup for payments made to compensate for losses of third parties.

          (b) If, at any time or from time to time, any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever, or any of such windows are permanently closed, darkened or bricked-up if required by any Law or related to any construction upon property adjacent to the Real Property by parties other than Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Base Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.

     ARTICLE 23.    WAIVER OF TRIAL BY JURY

          The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

     ARTICLE 24.    INABILITY TO PERFORM

          Section 24.1 (a) For purposes of this Lease, the term "Unavoidable Delays" shall mean any delays due to strikes, acts of God, governmental restrictions, enemy action, civil commotion, fire,, unavoidable casualty or other causes similarly beyond the control of a party to this Lease, including, in the case of Landlord, Tenant Delay, and in the case of Tenant, delays caused by Landlord or any Landlord Party, provided that any lack of funds shall not be deemed a cause beyond the control of any party, and failure to make any payment required under this Lease resulting from a party's financial inability shall not be excusable by reason of Unavoidable Delay.

          Section 24.2 (a) This Lease and the obligation of Tenant to pay Base Rent and Additional Rent and perform all of Tenant's other obligations under this Lease will not be affected, impaired or excused because Landlord is unable to perform or is delayed in performing any of its obligations under this Lease by reason of Unavoidable Delays, provided that the foregoing shall not affect the provisions of Sections 3.3 or 10.7 of this Lease.

          (b) This Lease and the obligation of Landlord to perform all of Landlord's obligations under this Lease will not be affected, impaired or excused because Tenant is unable to perform or is delayed in performing any of its obligations under this Lease by reason of Unavoidable Delays.

     ARTICLE 25.    BILLS AND NOTICES

           (a) Except as otherwise expressly provided in this Lease, all notices given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) and addressed as follows:

           (i) if to Tenant, to Digital Island at 45 Fremont Street, 12th Floor, San Francisco, California 94105, Attention: Jean Ann Krupp, Director of Real Estate, with a copy to: Howard, Rice, Nemerovski, Canady, Falk & Rabkin, 3 Embarcadero Center, 7th Floor, San Francisco, California 94111,
     Attention: Kenneth A. Neale, Esq.; or

           (ii) if to Landlord, as follows: Vanderbilt Holdings, LLC, c/o Carlyle Realty, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004,
     Attention: Mr. Thomas M. Ray and Gary E. Block, Esq., with a copy to:
     Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022,
     Attention: Eric Asmundsson, Esq.

           (b) Any notice given as provided in Section 25.1 shall be deemed to have been rendered or given (i) on the date when it shall have been hand delivered, (ii) three (3) Business Days from the date when it shall have been mailed, or (iii) one (1) Business Day from the date when it shall have been sent by overnight courier service. Either party may change its address for notice purposes by notice given to the other party as provided in this Section 25.1.

          Section 25.1 All bills, statements, consents, approvals, demands, requests or other communications, other than notices given pursuant to Section 25.1, shall be in writing and may be given by regular mail, by facsimile transmission (subject to telephone confirmation of receipt by the recipient), or by any other manner reasonably calculated to achieve actual delivery to the intended recipient in a timely manner, and shall be deemed given when received by the recipient.

     ARTICLE 26.    RULES AND REGULATIONS

          Landlord reserves the right, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect. Tenant and all Tenant Parties shall comply with the Rules and Regulations, as so supplemented or amended; provided that Landlord will give Tenant at least fifteen (15) days advance notice of any such supplement or amendment before the same becomes effective. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail.

     ARTICLE 27.    BROKER

          Section 27.1 Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Insignia/ESG, Inc. and The Staubach Company of

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New York, LLC (collectively, "Broker") and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.

               Section 27.2 Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. The provisions of this Article 27 shall survive the expiration or earlier termination of the Term.

          ARTICLE 28.  INDEMNITY

               Section 28.1 Subject to the provisions of Section 11.2, Tenant shall indemnify, defend and hold harmless Landlord and all Landlord Parties from and against any and all Losses (as defined in Exhibit B) arising from or in connection with (i) any negligence or tortious conduct of Tenant or any Tenant Party, and (ii) any accident, injury or damage whatsoever caused to persons or property occurring in the Premises, except to the extent that any such Losses result from the negligence or tortious conduct of Landlord or any Landlord Party.

               Section 28.2 Subject to the provisions of Section 11.2, Landlord shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against all Losses arising from or in connection with (i) any negligence or tortious conduct of Landlord or any Landlord Party, and (ii) any accident, injury or damage whatsoever caused to any person or the property of any person occurring on the Real Property (specifically excluding the Premises), except, in each case, to the extent that any such Losses result from the negligence or tortious conduct of Tenant or any Tenant Party.

               Section 28.3 (a) If any claim that is within the scope of any indemnity set forth in this Lease is asserted against any indemnified party, then the indemnified party shall give prompt notice (an "Indemnity Notice") thereof to the indemnifying party within a time period so as not to prejudice the indemnifying party's or its insurer's ability to defend effectively any action or proceeding brought on such claim, and the indemnifying party shall have the right and obligation to defend and control the defense of any action or proceeding brought on such claim with counsel chosen by the indemnifying party subject to the approval of the indemnified party (such approval not to be unreasonably withheld) or by the indemnifying party's insurance company. If the indemnified party fails promptly to give an Indemnity Notice or fails to afford the indemnifying party-the right to defend any such action or proceeding then, in either of such events, the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts. If the indemnifying party shall defend any such action or proceeding, then

          (i) the indemnified party shall cooperate with the indemnifying party (or its insurer) in the defense of any such action or proceeding in such manner as the indemnifying party (or its insurer) may from time to time reasonably request and the indemnifying party shall not be liable for the costs of any separate counsel employed by the indemnified party; (ii) the indemnifying party shall not be liable for any settlement made without the indemnifying party's consent;

          (iii) if such action or proceeding can be settled by the payment of money and without the need to admit liability on the indemnified party's part, then the indemnifying party shall have the right to settle such action or proceeding without the indemnified party's consent and the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts if the indemnified party refuses to agree to such a settlement; and

          (iv) if such action or proceeding cannot be settled merely by the payment of money and without the need to admit liability on the indemnified party's part, then the indemnifying party shall not

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

     settle such action or proceeding without the indemnified party's consent (which consent shall not be unreasonably withheld) and if the indemnified party unreasonably withholds its consent to any such settlement, then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.

          (b) The provisions of this Article 28 shall survive the expiration or earlier termination of this Lease.

     ARTICLE 29.  RENEWAL OPTION

          Section 29.1 (a) Tenant shall have the right, at its option (the "First Renewal Option"), to renew the initial term of this Lease, subject to
Section 29.l(b), for an initial renewal term (the "First Renewal Term") commencing on the day following the Expiration Date (the "First Renewal Term Commencement Date") and expiring on the fifth (5th) anniversary of the Expiration Date (the "First Renewal Term Expiration Date "). Tenant shall have no right to exercise the First Renewal Option unless all of the following conditions have been satisfied on the date of the First Renewal Notice (as defined below) and on the First Renewal Term Commencement Date:

          (i) No Event of Default shall have occurred and be continuing under this Lease; and

          (ii) Digital Island, Inc., or a permitted assignee, successor or transferee pursuant to Sections 14.7 or 14.8, but not any other assignee or successor tenant, and its Affiliates (individually and collectively, "Original Tenant") shall occupy not less than one (1) full floor of the Premises; and

          (b) Tenant shall have the right, at Tenant's option, to renew the initial term of this Lease for the entire Premises (including all of the Equipment Space) or for such lesser portion of the Premises (but not less than one (1) full floor of the Premises) as shall then be occupied by Original Tenant and its Affiliates, provided that (i) in the event that Original Tenant and its Affiliates shall be in occupancy of less than seventy-five percent (75%) of the Premises Area as of the date Tenant gives Landlord the First Renewal Notice, then Tenant's renewal rights hereunder shall be limited to the area of the Premises (or portion thereof) then actually occupied by Original Tenant and its Affiliates, (ii) if Tenant renews the term of this Lease as to any partial floor, the portion of such floor as to which the Term of this Lease is not renewed shall be regular in configuration, have independent access to the core areas of the Building and the Building Systems, and shall be marketable for leasing independently from the Premises, in Landlord's reasonable judgment, and
(iii) if Tenant renews the term of this Lease as to less than the entire Premises Area, then (A) Tenant's Share, and the Premises Area shall be reduced in the proportion that the Rentable Square Foot area of the remaining area of the Premises bears to the Premises Area, and (B) the area of the Equipment Space shall be reduced in proportion to the reduction in the Premises Area.

          Section 29.2 If Tenant elects to renew this Lease for the First Renewal Term, Tenant shall give Landlord notice thereof (the "First Renewal Notice") not more than fifteen (15) months and not less than twelve (12) months prior to the Expiration Date, and time shall be of the essence with respect to the giving of the First Renewal Notice. If Tenant shall send the First Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the First Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Base Rent.

          Section 29.3 Base Rent for the First Renewal Term shall be determined as of the date which is twelve (12) months prior to the Expiration Date and shall be the greater of (a) the Fair Market Value of the Premises (or the portion thereof that is the subject of the First Renewal Option) for the First Renewal Term (the "First Renewal Term FMV"), determined in accordance with Sections 29.4 and 29.5, or (b) the total of the Base Rent payable under this Lease as of the Expiration Date, plus an amount equal to two and 25/100 percent (2.25%) of the Base Rent then payable. During the First Renewal Term, Base Rent (however determined) shall continue to increase on each anniversary of the Commencement Date by an annual rate of increase equivalent to that then payable under leases of comparable Space in the Building and in comparable buildings in the New York City metropolitan area for the Permitted Use. Notwithstanding the foregoing, during the First Renewal Term, the Base Rent payable by Tenant for the Equipment Space shall be equal to seventy-five (75%) percent of the Base Rent (determined on a per square foot basis) for the Premises Area for the First Renewal Term, as finally determined, increasing at the same rate of increase (on a proportionate basis) as for the Premises Area over the First Renewal Term.

          Section 29.4 Within twenty (20) days after the giving by Tenant of the First Renewal Notice, Landlord will notify Tenant of the amount of the Base Rent for the First Renewal Term (the "First Renewal Rental Notice"), which shall set forth Landlord's calculation of the First Renewal Term FMV In the event that Tenant shall dispute Landlord's calculation of the First Renewal Term FMV such dispute shall be submitted to arbitration and shall be determined by a panel of three (3) arbitrators in the manner set forth in Section 29.5.

          Section 29.5 (a) If Tenant shall dispute Landlord's calculation of the First Renewal Term FMV as set forth in the First Renewal Rental Notice, such dispute shall be submitted to arbitration and shall be determined by a panel of three (3) arbitrators appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrators shall be impartial and shall have not less than ten (10) years' recent experience in New York City in a calling related to the leasing of commercial Space in buildings comparable to the Building, and the fees of such arbitrators shall be shared equally by Landlord and Tenant.

          (b) Within fifteen (15) days following the appointment of such arbitrators, each party shall attend a hearing before such arbitrators wherein each party shall submit a report setting forth its determination of the First Renewal Term FMV, together with such information on comparable rentals, or such other evidence, as such party shall deem relevant.

          (c) The arbitrators shall, within fifteen (15) days following such hearing and submission of evidence, render their decision by selecting the determination of First Renewal Term FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrators, most nearly reflects the First Renewal Term FMV. The decision of a majority of such arbitrators shall be final and binding upon the parties hereto.

          (d) For purposes of the determination of the First Renewal Term FMV, whether by estimate of Landlord or by arbitration, Landlord or such arbitrators shall take into account the then current rentals or occupancy fees for the renting of or granting of use or occupancy rights for comparable Space in the Building and in comparable buildings in the New York City metropolitan area for the Permitted Use, but shall not take into account the value of Tenant's technical installations at the Premises and the Building. Tenant shall pay Tenant's Tax Payment and Tenant's Operating Payment with respect to the Premises (or the portion thereof being renewed) for the First Renewal Term pursuant to
Article 7. The determination of the First Renewal Term FMV shall be based on the assumptions and criteria stated in this Article 29, and the arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the First Renewal Term FMV, the parties shall execute and deliver to each other an agreement setting forth the Base Rent therefor as so determined.

          (f) If the final determination of Base Rent for the Premises for the First Renewal Term shall not be made on or before the First Renewal Term Commencement Date in accordance with the provisions of this Article 29, then pending such final determination, Tenant shall pay as Base Rent for the Premises (or the portion thereof being renewed) for the First Renewal Term the amount of Base Rent as set forth by Landlord in the Rental Notice. If, based upon the final determination of such Base Rent as provided herein, the payments made by Tenant on account of Base Rent were (i) less than Base Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand therefor, or (ii) greater than Base Rent as finally determined in accordance with the provisions hereof, Landlord shall, at Landlord's option, either credit the amount of such excess against the next installments of Base Rent due under this Lease, or refund the amount of such excess to Tenant.

          Section 29.6 (a) Tenant shall have the right, at its option (the "Second Renewal Option"), to renew the First Renewal Term of this Lease, for a second renewal term (the "Second Renewal Term") commencing on the day following the First Renewal Term Expiration Date (the "Second Renewal Term Commencement Date") and expiring on the fifth (5`") anniversary of the First Renewal Term Expiration Date (the "Second Renewal Term Expiration Date"). Tenant shall have no right to exercise the Second Renewal Option unless all of the following

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conditions have been satisfied on the date of the Second Renewal Notice (as defined below) and on the Second Renewal Term Commencement Date:

          (i) No Event of Default shall have occurred and be continuing under this Lease;

          (ii) Original Tenant shall occupy not less than one (1) full floor of the Premises; and

          (b) Tenant shall have the right, at Tenant's option, to renew the First Renewal Term for all of the Premises as then existing (including all of then-existing Equipment Space) or for such lesser portion of the Premises (but not less than one (1) full floor of the Premises) as shall then be occupied by Original Tenant and its Affiliates, provided that (i) in the event that Original Tenant and its Affiliates shall be in occupancy of less than seventy-five percent (75%) of the Premises Area as of the date Tenant gives Landlord the Second Renewal Notice, then Tenant's renewal rights hereunder shall be limited to the area of the Premises ((or portion thereof) then actually occupied by Original Tenant and its Affiliates, (ii) if Tenant renews the term of this Lease as to any partial floor, the portion of such floor as to which the Term of this Lease is not renewed shall be regular in configuration, have independent access to the core areas of the Building and the Building Systems, and shall be marketable for leasing independently from the Premises, in Landlord's reasonable judgment, and (iii) if Tenant renews the term of this Lease as to less than the entire Premises Area, then (A) Tenant's Share, and the Premises Area shall be reduced in the proportion that the Rentable Square Foot area of the remaining area of the Premises bears to the Premises Area, and (B) the area of the Equipment Space shall be reduced in proportion to the reduction in the Premises Area.

          Section 29.7 If Tenant elects to renew this Lease for the Second Renewal Term, Tenant shall give notice to Landlord thereof (the "Second Renewal Notice"), not more than fifteen (15) months and not less than twelve (12) months prior to the First Renewal Term Expiration Date, and time shall be of the essence with respect to the giving of the Second Renewal Notice. If Tenant shall send the Second Renewal Notice within the time and in the manner herein provided, this Lease shall be deemed renewed for the Second Renewal Term upon the terms, covenants and conditions in this Lease contained, with the exception of Base Rent.

          Section 29.8 Base Rent for the Second Renewal Term shall be determined as of the date which is twelve (12) months prior to the First Renewal Term Expiration Date and shall be the Fair Market Value of the Premises (or the portion thereof that is the subject of the Second Renewal Option) for the Second Renewal Term (the "Second Renewal Term FMV"), determined in accordance with Sections 29.4 and 29.5. During the Second Renewal Term, Base Rent shall continue to increase on each anniversary of the Commencement Date by an at an annual rate of increase equivalent to that then payable under leases of comparable Space in the Building and in comparable buildings in the New York City metropolitan area for the Permitted Use. Notwithstanding the foregoing, during the Second Renewal Term, the Base Rent payable by Tenant for the Equipment Space shall be equal to seventy-five (75%) percent of the Base Rent (determined on a per square foot basis) for the Premises Area for the Second Renewal Term, as finally determined, increasing at the same rate of increase (on a proportionate basis) as for the Premises Area over the Second Renewal Term.

          Section 29.9 Within twenty (20) days after the giving by Tenant of a Second Renewal Notice, Landlord will notify Tenant of the amount of the Base Rent for the Second Renewal Term (the "Second Renewal Rental Notice"), which shall set forth Landlord's calculation of the Second Renewal Term FMV. In the event that Tenant shall dispute Landlord's calculation of the Second Renewal Term FMV, such dispute shall be submitted to arbitration and shall be determined by a panel of three (3) arbitrators in the manner set forth in Section 29.5, provided that for purposes of this Section 29.9, all references in Section 29.5 to the First Renewal Term shall be deemed to refer to the Second Renewal Term.

     ARTICLE 30.  SECURITY DEPOSIT

          Section 30.1 Not later than ten (10) Business Days after the execution and delivery of this Lease, Tenant shall have deposited with Landlord the sum of Four Million Three Hundred Fourteen Thousand Fifty-Nine and 00/100 Dollars ($4,314,059.00; the "Initial Deposit") as security for the full and faithful performance of every provision of this Lease to be performed by Tenant (all or any part of such amount, the "Security Deposit"). If an Event of Default shall occur under this Lease, Landlord may use, apply or retain all or any part of this Security Deposit for the payment of any Fixed or Additional Rent or any other sum in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of such Event of Default, or to compensate Landlord for any other loss, cost or damage which Landlord may suffer by reason of such Event of Default. Landlord shall give Tenant notice contemporaneously with such use or application of any portion of the Security Deposit. Tenant shall, within ten (10) days after the giving of such notice, deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the amount then required pursuant to the terms of this
Article 30. Tenant's obligation to make such payment shall be deemed a requirement that Tenant pay an item of Additional Rent, and Tenant's failure to do so shall be a breach of this Lease. Landlord shall not, unless otherwise required by Laws, pay interest to Tenant on the Security Deposit, and if Landlord is required to maintain the Security Deposit in an interest bearing account, Landlord will retain the maximum amount permitted under Laws as a bookkeeping and administrative charge. Tenant shall not assign or encumber any part of the Security Deposit, and no assignment or encumbrance by Tenant of all of any part of the Security Deposit shall be binding upon Landlord, whether made prior to, during, or after the Term. Landlord shall not be required to exhaust its remedies against Tenant or against the Security Deposit before having recourse to any other form of security held by Landlord and recourse by Landlord to any Security Deposit shall not materially affect any remedies of Landlord which are provided in this Lease or which are available to Landlord in law or in equity. So long as no Event of Default shall then have occurred and be continuing, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days after the expiration or sooner termination (other than a termination pursuant to Article 16) of the Term and Tenant's surrender to Landlord of the Premises. In the event the Building is sold, Landlord shall transfer the Security Deposit to the new owner and Landlord shall thereupon be released by Tenant from all liability for the return of said Security Deposit; and Tenant agrees to look to the new owner solely for the return of the Security Deposit. A lease of the entire Building shall be deemed a transfer within the meaning of the foregoing sentence. Landlord shall use reasonable efforts to notify or cause Tenant to be notified in the event of any transfer of the Building.

          Section 30.2 In lieu of a cash deposit, Tenant may deliver to Landlord a clean, irrevocable, non-documentary and unconditional Letter of Credit issued by and drawn upon Wells Fargo Bank, N.A. or any commercial bank, trust company, national banking association or savings and loan association having offices for banking and drawing purposes in the City of New York and which is a member of the New York Clearinghouse Association (the "Issuing Bank") and which (or the parent company of which) shall have unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Corporation, and has combined capital, surplus and undivided profits of not less than $500,000,000.00, which Letter of Credit shall have a term of not less than one year, be in form and content reasonably satisfactory to Landlord (and substantially as shown on Exhibit I to this Lease), be for the account of Landlord, be in the amount of the Security Deposit then required to be deposited hereunder, and be fully transferable by Landlord to successor owners of the Building without the payment of any fees or charges, it being agreed that if any such fees or charges shall be so imposed, then such fees or charges, shall be paid by Tenant. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term, unless the Issuing Bank sends notice (the "Non-Renewal Notice") to Landlord by certified mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed. Additionally, the Letter of Credit shall provide that Landlord shall have the right, exercisable at any time after its receipt of the Non-Renewal Notice, by sight draft on the Issuing Bank, to receive the monies represented by the existing Letter of Credit and to hold such proceeds pursuant to the terms of this Section 30.2 as a cash security pending the replacement of such Letter of Credit. If an Event of Default shall have occurred and be continuing with respect to any provision of this Lease, including the provisions relating to the payment of Base Rent and Additional Rent, Landlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuing Bank and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as provided in this Section 30.2. Any portion of the cash proceeds of the Letter of Credit not so used or applied by Landlord in satisfaction of the obligations of Tenant as to which such Event of Default shall have occurred shall be deposited by Landlord and retained as a cash security deposit as provided in Section 30.1. If Landlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Tenant shall, within five (5) days after written demand therefor, deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit required pursuant to
Section 30.1 on hand at all times during the Term. So long as no Event of Default shall then have occurred and be continuing, the Letter of Credit shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to

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

Landlord In the event of a sale of Landlord's interest in the Premises to a third party not affiliated with Landlord, within thirty (30) days of notice of such sale or leasing, Tenant, at Tenant's sole cost and expense, shall arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord, or have the Letter of Credit reissued in the name of the new landlord and Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit; provided, however, that if the Letter of Credit is reissued, Landlord shall return the original Letter of Credit issued in Landlord's name to Tenant.

          Section 30.3 (a) Notwithstanding anything set forth in this Article 30 to the contrary, then after notice from Tenant to Landlord (a "Reminder Notice") given not less than thirty (30) days prior to each of the third (3rd), sixth
(6th) and ninth (9th) anniversaries of the Rent Commencement Date for Space B (the "Reduction Dates"); and provided that (x) no monetary Event of Default shall have occurred within the twenty-four (24) months prior to any Reduction Date, and (y) no Event of Default of any kind shall have occurred and be continuing on any Reduction Date, the Security Deposit shall be reduced as follows:

          (i) on the third (3rd) anniversary of the Rent Commencement Date for Space B, by an amount equal to twenty-five percent (25%) of the Security Deposit then held by Landlord;

          (ii) on the sixth (6th) anniversary of the Rent Commencement Date for Space B,, by an amount equal to thirty-three and one-third percent (33.33%) of the Security Deposit then held by Landlord; and

          (iii) on the ninth (9th) anniversary of the Rent Commencement Date for Space B, by an amount equal to fifty percent (50%) of the Security Deposit then held by Landlord, provided that in no event shall the Security Deposit be reduced below an amount equal to twenty-five percent of the Initial Deposit at any time during the Term, including any renewal terms.

          (b) Notwithstanding anything to the contrary set forth in Section 30.3(a), in the event that, at any time during the Term, Tenant shall deliver notice to Landlord indicating that Tenant shall have received a current senior unsecured long term credit rating from Standard and Poor's, Moody's or other nationally recognized and rating service of at least BB (or the then-equivalent of the rating now referred to by Standard and Poor's as BB), then, provided that
(i) no monetary Event of Default shall have occurred within the twenty-four (24) months prior to the date of such notice from Tenant, and (ii) no Event of Default of any kind shall have occurred and be continuing as of the date of such notice from Tenant, the Security Deposit shall be reduced by an amount equal to fifty percent (50%) of the Security Deposit then held by Landlord, provided that in no event shall the Security Deposit be reduced below an amount equal to twenty-five percent of the Initial Deposit.

          (c) No failure by Tenant to give Landlord a Reminder Notice prior to any Reduction Date shall operate to waive or discharge Landlord's obligation to so reduce the Security Deposit, but such Reduction Date shall be deemed delayed until fifteen (15) days after Tenant shall give the Reminder Notice with respect to such Reduction Date. If Tenant has deposited the Security Deposit in cash, and not in the form of a Letter of Credit pursuant to Section 30.2, Landlord shall refund to Tenant the amounts by which the Security Deposit is reduced pursuant hereto, within fifteen (15) days after receipt of a Reminder Notice. If Tenant has provided the Letter of Credit, then, provided that Tenant tenders to Landlord a replacement Letter of Credit or an amendment thereof on or about each Reduction Date in the appropriately reduced amount of the Security Deposit, Landlord shall exchange the Letter of Credit then held by Landlord for the Letter of Credit tendered by Tenant.

     ARTICLE 31.  RIGHT OF FIRST REFUSAL

          Section 31.1 For purposes of this Article 31, the following terms shall have the following meanings:

          (a) "First Refusal Space" means all or any portion of the rentable area of the easterly portion of the fifth (5th) floor of the Building substantially as shown on Exhibit J to this Lease, provided that if an Offer covers rentable Space in the Building in addition to such portion of the fifth (5`") floor, then at Landlord's option, the entire Space covered by such Offer shall be deemed First Refusal Space, for purposes of such Offer only.

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

          (b)  "Offer" means a ,bona fide offer from a Third Party Tenant.

          (c) "Substantially Changed Terms" means terms and conditions of any Offer pursuant to which the overall economic benefits to Landlord are reduced by ten percent (10%) or more, as compared to the terms and conditions previously offered to Tenant in the First Refusal Notice.

          (d) "Third Party Tenant" means a Person that is not (i) an Affiliate of Landlord or Tenant, (ii) the holder of any written option or right, existing as of the date of this Lease, to lease or occupy the First Refusal Space, or to renew its lease or rights of occupancy thereof, or (iii) a tenant or occupant of the First Refusal Space as of the date of this Lease.

          Section 31.2 (a) If at any time prior to the fifth (5th) anniversary of the Commencement Date, Landlord shall receive an Offer, then prior to acceptance by Landlord of such Offer, Landlord shall deliver notice thereof to Tenant (a "First Refusal Notice") setting forth a description of the First Refusal Space in question and the date Landlord anticipates that such First Refusal Space will become available for occupancy, and all of the material financial terms and conditions pursuant to which Landlord is willing to enter into a lease of the First Refusal Space. Provided that all of the conditions precedent set forth in this Article 31 are fully satisfied by Tenant, Tenant shall have the option (the "First Refusal Option"), exercisable by Tenant delivering written notice to Landlord (an "Exercise Notice") within five (5) Business Days of the giving by Landlord of the First Refusal Notice, to lease the First Refusal Space on terms and conditions as provided in Section 31.4(b), and this Lease shall thereupon be modified as provided in Section 31.4. The First Refusal Option may be exercised only with respect to all of the First Refusal Space which is the subject of a First Refusal Notice. If Tenant fails to timely give an Exercise Notice with respect to the First Refusal Space which is the subject of a First Refusal Notice, Landlord shall be free to lease such First Refusal Space to the Third Party Tenant from whom Landlord received such Offer or to any other Person, provided that Landlord shall not thereafter enter into a lease of such First Refusal Space on terms and conditions which constitute Substantially Changed Terms unless Landlord shall first deliver to Tenant a revised Offer Notice describing such Substantially Changed Terms. In such event, Tenant shall have the right, exercisable within three (3) Business Days following Tenant's receipt of such revised Offer Notice from Landlord, to deliver to Landlord an Exercise Notice agreeing to enter into lease of the applicable First Refusal Space on such Substantially Changed Terms. Time shall be of the essence with respect to all periods of time expressly set forth in this Article 31.

          (b) Landlord's obligations hereunder with respect to any First Refusal Space shall continue until Landlord first enters into a lease for such First Refusal Space with a Third Party Tenant, and upon the execution and delivery of such lease, Tenant shall have no further rights hereunder of any kind or nature with respect to such First Refusal Space.

          Section 31.3 Tenant shall have no right to exercise the First Refusal Option unless all of the following conditions have been satisfied on the date of the Exercise Notice and on the date on which Landlord delivers to Tenant vacant possession of the First Refusal Space (the "First Refusal Space Commencement Date"):

          (a) No Event of Default shall have occurred and be continuing under this Lease; and

          (b) Original Tenant (or a permitted assignee, successor or transferee pursuant to Sections 14.7 or 14.8, but not any other assignee or successor tenant), and its Affiliates shall occupy all of the then-existing Premises Area; and

          (c) there shall not have occurred any material adverse change in the financial condition of Tenant from the condition described in the financial statements submitted by Tenant to Landlord in connection with this Lease.

          Section 31.4 (a) Provided that Tenant timely delivers an Exercise Notice, then effective as on the First Refusal Space Commencement Date, the First Refusal Space shall be added to and be deemed to be a part of the Premises for all purposes of this Lease. All of the material financial terms and conditions set forth in the

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

Offer Notice shall be applicable to the First Refusal Space during the Term, and otherwise the provisions of this Lease shall apply, to the extent not inconsistent therewith.

          (b) Tenant shall pay Base Rent and Additional Rent for the First Refusal Space in an amount equal to the greater of (i) the Base Rent and Additional Rent described in the First Refusal Notice, or (ii) the Base Rent and Additional Rent (on a per Rentable Square Foot basis) payable for the Premises under this Lease; provide , however, that if Tenant gives an Exercise Notice prior to the Rent Commencement Date for Space A, then the terms and conditions applicable to the leasing of the First Refusal Space shall be the terms and conditions of this Lease, including Base Rent and Additional Rent, rather than those set forth in the Offer Notice.

          Section 31.5 If Landlord shall be prevented from delivering possession of any portion of the First Refusal Space to Tenant as provided in this Article 31 for any reason, including the holding over or retention of possession of any tenant or any other occupant, the validity of this Lease shall not be impaired thereby, and Tenant shall take possession of the First Refusal Space when, as and if vacant possession of the First Refusal Space is delivered to Tenant. Tenant hereby waives any right to rescind this Lease with respect to the First Refusal Space that Tenant might otherwise have under any Law now or hereafter in effect, and the provisions of this Section 31.5 shall constitute an express negation of any such Law.

     ARTICLE 32.  ARBITRATION

          In any instance where (a) Landlord has specifically agreed in this Lease that it will not unreasonably withhold its consent or approval under this Lease and Tenant disputes the reasonableness of the withholding by Landlord of such consent or approval or (b) this Lease provides, or the parties otherwise agree, that a dispute with respect to a specific matter may be submitted to arbitration, then either party may submit such dispute for resolution by arbitration in the City of New York in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the AAA, except that the terms of this Article 32 shall supersede any conflicting or otherwise inconsistent rules. Any dispute as to the reasonableness of Landlord's withholding of consent shall be submitted to arbitration within thirty (30) days after notice of the withholding of consent has been given by Landlord to Tenant. Provided the rules and regulations of the AAA so permit, (i) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator having at least ten (10) years' experience in leasing and management of commercial properties similar to the Building, (ii) the arbitration shall commence two Business Days thereafter and shall be limited to a total of seven hours on the date of commencement until completion, with each party having no more than a total of two hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and
(iii) the arbitrator shall make a determination within three (3) Business Days after the conclusion of the presentation of Landlord's and Tenant's cases, which determination shall be limited to a decision upon (A) whether Landlord acted reasonably in withholding its consent or approval, or (B) the specific dispute presented to the arbitrator, as applicable. The arbitrator's determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after the rendering of such decision. The arbitrator's determination may be entered in any court having jurisdiction thereof All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.

     ARTICLE 33.  MISCELLANEOUS

          Section 33.1 (a) The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and the transferee of Landlord's interest in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease. Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.

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

          (b) Notwithstanding anything set forth in this Lease to the contrary, Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and no partner, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Landlord (collectively, the "Exculpated Parties") shall be personally liable for the performance of Landlord's obligations under this Lease. Tenant shall not seek any damages against any of the Exculpated Parties.

          Section 33.2 Wherever in this Lease a party's consent or approval is required, if such party (the "Responding Party") shall refuse such consent or approval, the other party (the "Requesting Party") in no event shall be entitled to make, nor shall the Requesting Party make, any claim, and the Requesting Party hereby waives any claim, for money damages (nor shall the Requesting Party claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by the Requesting Party that the Responding Party unreasonably withheld, delayed or conditioned its consent or approval. In such event, the Requesting Party's sole remedies shall be, at its option, (i) an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment, or (ii) to the extent the Responding Party has specifically agreed that it will not unreasonably withhold its consent or approval under this Lease, an arbitration in accordance with Article 32. In all instances where any party has agreed in this Lease that it will not withhold its consent or approval, such consent or approval shall not be unreasonably conditioned or delayed. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees.

          Section 33.3 (a) This Lease may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

          (b) This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements executed in and to be performed wholly within the State.

          (c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

          (d) If at the commencement of, or at any time or times during the Term, the Base Rent and Additional Rent reserved in this Lease shall not be fully collectible by reason of any Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) Base Rent and Additional Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and
(ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to
(A) the items of Base Rent and Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (B) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

          (e) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

          Section 33.4 Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of New York or the Federal courts sitting in New York City; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant hereby irrevocably appoints the Secretary of the State of New York as its authorized agent upon which process may be served in any such action or proceeding.

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

          Section 33.5 Tenant hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Tenant may be entitled, and agrees not to assert any claims of any such immunities in any action brought by Landlord under or in connection with this Lease. Tenant acknowledges that the making of such waivers, and Landlord's reliance on the enforceability thereof, is a material inducement to Landlord to enter into this Lease.

          IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

LANDLORD:                               VANDERBILT HOLDINGS, LLC,


                                        By:  /s/ Gary E. Block
                                             ----------------------------------
                                             Name:  Gary E. Block
                                             Title:  Vice President


TENANT:                                 DIGITAL ISLAND, Inc.

                                        By:  /s/Howard Lasky
                                             ----------------------------------
                                             Name:  Howard Lasky
                                             Title: Vice President and General
                                                    Counsel

            Tenant's Federal Tax Identification Number:  680322824

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